UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

THE BANK OF KENTUCKY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY DRAFT—SUBJECT TO COMPLETION

THE BANK OF KENTUCKY FINANCIAL CORPORATION

111 Lookout Farm Drive

Crestview Hills, Kentucky 41017

(859) 371-2340

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY     , 2009

Notice is hereby given that a Special Meeting of Stockholders of The Bank of Kentucky Financial Corporation (“BKFC”) will be held at                     ,                                 , on January     , 2009, at             [p.]m. Eastern Standard Time (the “Special Meeting”), for the following purposes:

1.	To approve amendments to Sections 2 and 9 of BKFC’s Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 15,100,000, designate the existing class of stock as common stock, authorize the issuance of up to 100,000 shares of preferred stock and to delete Section 9 in its entirety in relation thereto (“Proposal No. 1”);

2.	To grant management the authority to adjourn, postpone or continue the Special Meeting (“Proposal No. 2”); and

3.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Enclosed with this Notice is a Proxy Statement, Proxy Card and business reply postage-paid envelope (collectively, “Proxy Materials”). The foregoing matters are described in more detail in the enclosed Proxy Statement.

Important notice regarding the availability of Proxy Materials for the Special Meeting of Stockholders: This Proxy Statement and Proxy Card are available on our website at www.bankofkyhb.com under the “Investor Relations” link by clicking “SEC Filings” or by going directly to https://www.bankofkyhb.com/site/aboutus_sec.html.

Only stockholders of BKFC of record at the close of business on December 26, 2008, will be entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

BKFC’s Proxy Statement accompanies this notice of the Special Meeting.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to sign, date and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The giving of a proxy does not affect your right to vote in person in the event you attend the Special Meeting. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors

Herbert H. Works, Secretary

Crestview Hills, Kentucky

December     , 2008

THE BANK OF KENTUCKY FINANCIAL CORPORATION

111 Lookout Farm Drive

Crestview Hills, Kentucky 41017

(859) 371-2340

PROXY STATEMENT

The Board of Directors of The Bank of Kentucky Financial Corporation, a Kentucky corporation (“BKFC”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at a Special Meeting of Stockholders of BKFC to be held at                     ,                                 , on January     , 2009, at         :00 [p.]m., Eastern Standard Time, and at any adjournment or postponement thereof (the “Special Meeting”). The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Special Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering a written notice of revocation to BKFC, Attention: Secretary;

•	delivering a duly executed proxy bearing a later date to BKFC; or

•	attending the Special Meeting and voting in person.

Proxies may be solicited by the directors, officers and other employees of BKFC in person or by telephone, telecopy, telegraph or mail without additional compensation. The cost of soliciting proxies will be borne by BKFC. Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Special Meeting.

VOTING SECURITIES

Only stockholders of record as of 5:00 p.m., Eastern Standard Time on December 26, 2008, which is the “Record Date,” will be entitled to vote at the Special Meeting and will be entitled to cast one vote for each common share of BKFC (“Share”) owned. BKFC’s records disclose that, as of the Record Date, there were                      votes entitled to be cast at the Special Meeting.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election (the “Inspector”) with the assistance of BKFC’s transfer agent. The Inspector will also determine whether or not a quorum is present. The presence, in person or by proxy, of a majority of the issued and outstanding Shares entitled to vote at the Special Meeting is necessary to establish a quorum at the Special Meeting. The Inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions and broker non-votes will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

FOR the approval of amendments to BKFC’s Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 15,100,000, designate the existing class of stock as common stock, authorize the issuance of up to 100,000 shares of preferred stock and to delete Section 9 in its entirety in relation thereto; and

FOR granting management the authority to adjourn, postpone or continue the Special Meeting.

The Board of Directors recommends a vote “FOR” all two of these proposals.

This Proxy Statement is first being mailed to stockholders of BKFC on or about December     , 2008. This Proxy Statement for the Special Meeting and a sample of the form of Proxy Card sent to stockholders by BKFC are available at: https://www.bankofkyhb.com/site/aboutus_sec.html.

VOTE REQUIRED

Approval of the Amendments to BKFC’s Articles of Incorporation

The affirmative vote of the holders of at least a majority of the votes eligible to be cast in person or by proxy at the Special Meeting is necessary to approve amendments to BKFC’s Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 15,100,000, designate the existing class of stock as common stock, authorize the issuance of up to 100,000 shares of preferred stock and to delete Section 9 in its entirety in relation thereto. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions from the beneficial owners of such shares are called “Non-Votes”. Abstentions and Non-Votes will have the same effect as a vote “against” the approval of the amendments. If a stockholder has signed and dated a proxy in the form of the enclosed proxy, but has not voted on the approval of the amendments to the Articles of Incorporation by marking the appropriate box on the proxy, such person’s Shares will be voted FOR the approval of the amendments to the Articles of Incorporation and will not be considered Non-Votes.

Granting to Management the Authority to Adjourn, Postpone or Continue the Special Meeting

The affirmative vote of the holders of a majority of the votes eligible to be cast in person or by proxy at the Special Meeting is necessary to grant management the authority to adjourn, postpone or continue the Special Meeting to a later date. Abstentions and Non-Votes will have the same effect as a vote “against” the proposal to grant management the authority to adjourn, postpone or continue the Special Meeting. If a stockholder has signed and dated a proxy in the form of the enclosed proxy, but has not voted on the adjournment, postponement or continuation proposal by marking the appropriate box on the proxy, such person’s Shares will be voted FOR granting management the authority to adjourn, postpone or continue the Special Meeting and will not be considered Non-Votes; provided, however that no proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal.

PROPOSAL NO. 1:

APPROVAL OF AMENDMENTS TO BKFC’S ARTICLES OF INCORPORATION

BKFC’s Articles of Incorporation, as currently in effect, provides that BKFC is authorized to issue up to 15,000,000 shares of stock having no par value. At September 30, 2008, BKFC had issued and outstanding 5,606,607 shares of common stock. Accordingly, under BKFC’s existing Articles of Incorporation, BKFC does not have the authority to issue preferred stock.

On November 14, 2008, BKFC’s Board of Directors authorized amendments to Sections 2 and 9 of BKFC’s Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 15,100,000, designate the existing class of stock as common stock, authorize the issuance of up to 100,000 shares of preferred stock and to delete Section 9 in its entirety in relation thereto and has recommended that BKFC’s stockholders approve the proposed amendments. Stockholders are being asked to approve at the Special Meeting such amendments to the Articles of Incorporation.

Reasons for Adoption of the Proposed Amendments

The Board of Directors believes that the authorization of up to 100,000 shares of preferred stock for issuance as an additional class of capital stock is advisable and in the best interests of BKFC and its stockholders for several reasons. The authorization of preferred stock would permit the Board of Directors to issue such preferred stock without stockholder approval or delay and, thereby, provide BKFC with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. Preferred stock would enable BKFC to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of stockholders to approve a contemplated issuance of such shares. The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional stockholder approval to issue preferred stock. The Board of Directors further believes that it is desirable and in the best interests of BKFC and its stockholders to increase the number of authorized shares of capital stock from 15,000,000 to 15,100,000 and designate the existing class of stock as common stock to reflect the creation of a new undesignated class of preferred stock.

The primary purpose of the proposed amendments to the Articles of Incorporation to authorize the issuance of preferred stock is to enable BKFC to participate in the U.S. Treasury’s Capital Purchase Program. On November 12, 2008, BKFC filed an application to participate in the Capital Purchase Program and on December 11, 2008, BKFC was notified that the U.S. Treasury has preliminarily approved an investment in BKFC of up to $34 million in new capital under the Capital Purchase Program. By participating in the Capital Purchase Program, BKFC will be able to sell senior preferred shares on standardized terms to the U.S. Treasury in amounts equal to between 1% and 3% of its risk-weighted assets. Although BKFC is currently well-capitalized under regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Capital Purchase Program to raise additional capital to ensure that during these uncertain times, BKFC is well-positioned to support its existing operations as well as anticipated future growth. Because BKFC is not currently authorized to issue preferred stock under its Articles of Incorporation, it is necessary for BKFC to amend its Articles of Incorporation to authorize preferred stock in order to participate in the Capital Purchase Program.

Although BKFC has no reason to believe that its application for the Capital Purchase Program would not be finally approved, there can be no assurance that the U.S. Treasury will finally approve BKFC’s application to participate in the Capital Purchase Program or that BKFC will issue any senior preferred shares to the U.S. Treasury thereunder. Notwithstanding receipt of preliminary approval for the sale and issuance of senior preferred securities, BKFC and the U.S. Treasury will still be required to negotiate the terms and conditions of BKFC’s participation in the Capital Purchase Program, which means that closing of the transaction is not guaranteed.

Terms of the Capital Purchase Program

The Capital Purchase Program was announced by the U.S. Treasury on October 14, 2008 as part of the Troubled Asset Relief Program (“TARP”) pursuant to the terms of the Emergency Economic Stabilization Act of

2008. Pursuant to the TARP Capital Purchase Program , the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. A summary of the expected terms of the securities that the U.S. Treasury would purchase from qualifying financial institutions is set forth in Annex B attached hereto.

Under the Capital Purchase Program, eligible financial institutions can generally apply to issue senior preferred shares to the U.S. Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In the case of BKFC, this would permit BKFC to apply for an investment by the U.S. Treasury of between approximately $11.6 million and $34.7 million.

If BKFC participates in the U.S. Treasury’s Capital Purchase Program, the U.S. Treasury would purchase from BKFC cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares would constitute Tier 1 capital and would rank senior to BKFC’s common stock. The Senior Preferred Shares would pay cumulative dividends at a rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five. Dividends would be payable quarterly in arrears.

The Senior Preferred Shares would be non-voting shares, but would have class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. In the event that the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Shares would have the right to elect two directors. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The Senior Preferred Shares would be redeemable after three years at their issue price, plus accrued and unpaid dividends. Prior to the end of three years after the U.S. Treasury’s investment, the Senior Preferred Shares could only be redeemed using the proceeds of an offering of other Tier 1 qualifying perpetual preferred shares or common shares which yields at least 25% of the issue price of the Senior Preferred Shares. Any such redemption must be approved by BKFC’s primary federal bank regulator—the Board of Governors of the Federal Reserve Board. The U.S. Treasury would be permitted to transfer the Senior Preferred Shares to a third party at any time.

Financial institutions participating in the Capital Purchase Program must also issue warrants (the “Warrants”) to the U.S. Treasury to purchase a number of common shares having a market price equal to 15% of the aggregate amount of the Senior Preferred Shares purchased by the U.S. Treasury. The initial exercise price for the Warrants, and the market price for determining the number of common shares subject to the Warrants, will be determined by reference to the market price of the common shares on the date of the investment by the U.S. Treasury in the Senior Preferred Shares (calculated on a 20-day trailing average). The Warrants will have a term of 10 years and the U.S. Treasury will agree not to exercise voting power with respect to any shares of common stock of BKFC issued to it upon exercise of the Warrants. Holders of BKFC’s common stock will not have preemptive rights with respect to any common stock which may be delivered upon exercise of the Warrants.

Financial institutions participating in the Capital Purchase Program will be required to take the steps necessary to register the Senior Preferred Shares and the Warrants and the underlying common stock purchasable upon exercise of the Warrants.

As long as the Senior Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid, BKFC would not be permitted to declare or pay dividends on any common stock, any junior preferred stock or any preferred stock ranking pari passu with the Senior Preferred Shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred Shares), nor would BKFC be permitted to repurchase or redeem any common stock or preferred stock other than the Senior Preferred Shares. Unless the Senior Preferred Shares have been transferred or redeemed in whole, until the third anniversary of the U.S. Treasury’s investment, any increase in common stock dividends would be prohibited without the prior approval of the U.S. Treasury. In addition, unless the

Senior Preferred Shares have been transferred or redeemed in whole, until the third anniversary of the U.S. Treasury’s investment, the U.S. Treasury’s consent would be required for any share repurchases other than repurchases of the Senior Preferred Shares and repurchases of junior preferred stock or common stock in connection with any benefit plan in the ordinary course of business and consistent with past practice.

To participate in the Capital Purchase Program, BKFC would be required to adopt the U.S. Treasury’s standards for executive compensation and corporate governance, for the period during which the U.S. Treasury holds equity issued under the Capital Purchase Program. BKFC will modify or terminate all benefit plans or compensation arrangements to eliminate any provisions that would not be in compliance with Section 111 of the Emergency Economic Stabilization Act of 2008. These U.S. Treasury’s standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. BKFC would be required to meet certain standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive—for this purpose, all compensation paid to the senior executive for the applicable tax year is taken into account, including certain qualified performance-based compensation normally deductible under Section 162(m) of the U.S. Internal Revenue Code.

The foregoing description of the Capital Purchase Program is based on the information currently available regarding the Capital Purchase Program and does not purport to be complete in all respects. The final terms of the Capital Purchase Program, including the terms of the Senior Preferred Shares and of the Warrants, will be set forth in investment agreements and related documentation to be executed by participating financial institutions. More details can also be found at the U.S. Treasury’s website: http://www.ustreas.gov at Emergency Economic Stabilization Act—Capital Purchase Program.

Estimated Proceeds

While BKFC has received preliminary approval to participate in the Capital Purchase Program, BKFC can give no assurance that it will choose to participate. If BKFC does participate in the program, it will issue approximately 34,000 Senior Preferred Shares for an aggregate purchase price of approximately $34 million based on BKFC’s risk-weighted assets as of September 30, 2008.

Use of Proceeds

Subject to limitations on use of proceeds that may be specified by the U.S. Treasury, BKFC has identified the following priorities for the use of the funds by its wholly-owned subsidiary, The Bank of Kentucky, Inc. (the “Bank”): (i) strengthen the Bank in the face of an uncertain and potentially prolonged economic downturn, which could have severely negative effects upon the national and regional economy, and which could provoke credit or other than temporary impairment losses at BKFC at levels outside historical norms; (ii) increase, where possible and prudent, additional consumer and commercial lending to stimulate economic activity in the Bank’s local and regional markets; and (iii) possibly facilitate appropriate acquisitions of bank branches, or entire banks, whose capacity to flourish or even survive in the current economy has become suspect. Prior to such deployment, the funds may be used to reduce short term borrowings or augment investment securities.

Potential Effect of Authorizing Preferred Stock on Holders of Common Stock

The holders of BKFC common stock do not have any preemptive or similar rights to purchase any shares of preferred stock. Although the creation of a class of preferred stock will not, in and of itself, have any immediate effect on the rights of the holders of shares of common stock, the issuance of shares of one or more series of preferred stock could, depending on the nature of the rights and preferences granted by the Board of Directors to the newly issued series of preferred stock, affect the holders of common stock in a number of respects, including, without limitation, the following; (i) though preferred stock generally has no voting rights attached to it, were BKFC’s Board of Directors to issue preferred stock with voting rights such preferred stock would dilute the voting power of holders of common stock; (ii) by reducing the amount otherwise available for payment of dividends on (and/or restricting the payment of dividends on) common stock, to the extent dividends are payable on shares of a new series of preferred stock; (iii) in the event a new series of preferred stock (A) provided for the conversion of such stock into common stock and (B) the conversion price was deemed to be below the fair market value of common stock, such a series of preferred stock could serve to decrease the market price of common stock; (iv) by reducing the amount otherwise available for payment upon liquidation of BKFC to holders of common stock, to the extent of any liquidation preference on a new series of preferred stock; and (v) by diluting the earnings per share and book value per share of outstanding shares of common stock and preferred stock.

In addition, the amendments as proposed could adversely effect the ability of third parties to take over or change the control of BKFC by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of BKFC’s Board of Directors or contemplating a tender offer or other transaction for the combination of BKFC with another company.

The ability of BKFC’s Board of Directors to establish the rights of, and to cause BKFC to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as BKFC’s Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of BKFC or to dilute the stock ownership of holders of common stock seeking to obtain control of BKFC. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of BKFC. Other than BKFC’s application to participate in the U.S. Treasury’s Capital Purchase Program, BKFC has no present plans to issue any shares of preferred stock.

Pro Forma Financial Information

The U.S. Treasury preliminarily approved BKFC’s application to participate in the Capital Purchase Program in the amount of up to $34 million. The following unaudited pro forma financial information of BKFC for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effect of $34 million of Senior Preferred Shares issued to the U.S. Treasury pursuant to the Capital Purchase Program. The pro forma financial data is not necessarily indicative of the financial results that would have resulted had the proceeds of the Capital Purchase Program been received for the above periods and is not necessarily indicative of the results that BKFC will achieve in the future. BKFC can provide no assurance that the pro forma results will ever be achieved.

BKFC has included the following unaudited pro forma financial information solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to amend BKFC’s Articles of Incorporation. BKFC’s future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond BKFC’s control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of BKFC’s Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of BKFC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in the Company’s other reports filed with the SEC.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2008

(Dollars in thousands—unaudited)

	(unaudited)	Pro Forma (2)
	Historical	September 30, 2008
	September 30, 2008	Adjustments	As Adjusted
ASSETS
Cash and cash equivalents	$44,659	$—	$44,659
Securities (1)	97,819	29,600	127,419
Loans, net	989,929	—	989,929
Other assets	81,932	—	81,932

Total assets	$1,214,339	$29,600	$1,243,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$992,493	$—	$992,493
Short-term borrowings (1)	68,454	(4,400)	64,054
Notes payable	44,802	—	44,802
Accrued interest payable and other liabilities	10,871	—	10,871

Total liabilities	1,116,620	(4,400)	1,112,220
Shareholders’ equity
Preferred stock (1)	—	34,000	34,000
Common stock	3,098	—	3,098
Warrants	—	1,092	1,092
Discount on preferred (3) (4)		(1,092)	(1,092)
Additional paid-in capital	2,559	—	2,559
Retained earnings	91,817	—	91,817
Accumulated other comprehensive income	245	—	245

Total shareholders’ equity	97,719	34,000	131,719

Total liabilities and shareholders’ equity	$1,214,339	$29,600	$1,243,939

(1)	The pro forma financial information reflects the issuance of approximately $34 million of BKFC Senior Preferred Shares and assumes that $29.6 million of the proceeds would be invested in mortgage-backed securities, earning a rate of return of approximately 4.60% and $4.4 million of the proceeds would be used to pay down existing short term borrowings with a cost of 4.22%.
(2)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3)	The carrying values of the preferred stock and warrants are based on their estimated relative fair values at issue date. The fair value of the Warrants was determined using the Black-Scholes model which includes assumptions regarding the Company’s common stock price ($18.35), dividend yield (2.44%), and stock price volatility (17.54), as well as assumptions regarding the risk-free interest rate (2.33%). An estimated total of 277,930 warrants will be issued with an estimated exercise price of $18.35. The fair value of the preferred stock was determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).
(4)	The discount on the preferred stock is amortized over a five year period via the effective yield method.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(Dollars in thousands, except per share data—unaudited)

	Historical	Pro Forma (1)
	Nine months ended September 30, 2008	Nine months ended September 30, 2008
		Adjustments	As Adjusted
Income Statement Data:
Total interest income (2)	$52,414	$1,019	$53,433
Total interest expense (2)	22,146	(139)	22,007

Net interest income	30,268	1,158	31,426
Provision for loan losses	3,175	—	3,175

Net interest income after provision for loan losses	27,093	1,158	28,251
Non-interest income	11,118	—	11,118
Non-interest expense	25,866	—	25,866

Income before income taxes	12,345	1,158	13,503
Income tax expense (3)	3,795	398	4,193

Net income	8,550	760	9,353

Effective dividend on preferred stock (4)	—	1,418	1,418

Net income available to common stockholders	$8,550	$(658)	$7,892

Selected Financial Ratios:
Earnings per share
Basic	$1.52	$(.12)	$1.40

Diluted	$1.52	$(.13)	$1.39

Average basic shares outstanding	5,626,046	—	5,626,046

Average diluted shares outstanding (5)	5,632,097	43,554	5,675,651

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The pro forma income statement assumes that $29.6 million of the proceeds would be invested in mortgage-backed securities, earning a rate of return of approximately 4.60% and $4.4 million of the proceeds would be used to pay down existing short term borrowings with a cost of 4.22%. The actual impact to interest income would be different as BKFC’s wholly owned-subsidiary, The Bank of Kentucky, Inc., expects to utilize a portion of the proceeds to fund loan growth and possibly acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.
(3)	Additional income tax expense is attributable to additional interest income, as described in Note 2. The tax rate used was 34.4%.
(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 5.83%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under the Black Scholes model. The model includes assumptions regarding our common stock price, dividend yield and stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrant, the less negative is the impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less is the negative impact on net income available to common stockholders and earnings per share available to common stockholders.
(5)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of warrants and are accounted for under the treasury stock method, comparing the strike price of $18.35 to the quarterly average price of BKFC for the first three quarters of 2008.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2007

(Dollars in thousands, except per share data—unaudited)

	Historical	Pro Forma (1)
	Year ended December 31, 2007	Year ended December 31, 2007
		Adjustments	As Adjusted
Income Statement Data:
Total interest income (2)	$75,713	$1,362	$77,075
Total interest expense (2)	38,477	(186)	38,291

Net interest income	37,236	1,548	38,784
Provision for loan losses	1,575	—	1,575

Net interest income after provision for loan losses	35,661	1,548	37,209
Non-interest income	14,043	—	14,043
Non-interest expense	33,719	—	33,719

Income before income taxes	15,985	1,548	17,533
Income tax expense (3)	4,854	532	5,386

Net income	11,131	1,016	12,147

Effective dividend on preferred stock (4)	—	1,894	1,894

Net income available to common shareholders	$11,131	$(878)	$10,253

Earnings per share
Basic	$1.93	$(.15)	$1.78

Diluted	$1.93	$(.18)	$1.75

Average basic shares outstanding	5,753,250	—	5,753,250

Average diluted shares outstanding (5)	5,777,702	68,139	5,845,841

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The pro forma income statement assumes that $29.6 million of the proceeds would be invested in mortgage-backed securities, earning a rate of return of approximately 4.60% and $4.4 million of the proceeds would be used to pay down existing short term borrowings with a cost of 4.22%. The actual impact to interest income would be different as BKFC’s wholly owned-subsidiary, The Bank of Kentucky, Inc., expects to utilize a portion of the proceeds to fund loan growth and possibly acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.
(3)	Additional income tax expense is attributable to additional interest income, as described in Note 2. The tax rate used was 34.40%.
(4)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 5.83%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under the Black Scholes model. The model includes assumptions regarding our common stock price, dividend yield and stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrant, the less negative is the impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less is the negative impact on net income available to common stockholders and earnings per share available to common stockholders.
(5)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of warrants and are accounted for under the treasury stock method, comparing the strike price of $18.35 to the quarterly average price of BKFC stock during 2007.

The following table sets forth the unaudited actual and pro forma capitalization of BKFC at September 30, 2008 assuming estimated proceeds of approximately $34 million from the issuance of Senior Preferred Shares to the U.S. Treasury.

	Actual	Pro Forma
Common stock (no par value, 15,000,000 shares authorized, 5,606,607 shares issued and outstanding) (1)	$3,098	$3,098
Senior preferred stock (no par value, 100,000 shares authorized, 34,000 shares issued and outstanding)	—	34,000
Additional paid-in capital	2,559	2,559
Retained earnings	91,817	91,817
Accumulated other comprehensive income	245	245

Total stockholders’ equity	$97,719	$131,719

(1)	Assumes none of the Warrants granted in connection with the U.S. Treasury’s investment are exercised.

The following table sets forth BKFC’s regulatory capital ratios at September 30, 2008, as well as its regulatory capital ratios at September 30, 2008 on a pro forma basis after giving effect to the estimated issuance of $34 million of its Senior Preferred Stock.

	Actual	Pro Forma
Capital ratios: (1)(2)
Tier 1 leverage ratio	7.94%	10.53%
Tier 1 risk-based capital ratio	8.05%	10.68%
Total risk-based capital ratio	10.60%	13.15%

(1)	Assumes none of the Warrants granted in connection with the U.S. Treasury’s investment are exercised.
(2)	Assumes 100% of new assets are in the 100% risk-weighted category.

Dissenter’s Rights

Pursuant to the Kentucky Revised Statutes, BKFC’s stockholders are not entitled to dissenters’ rights with respect to the proposed amendment.

Proposed Amendments

The full text of the proposed amendments to Sections 2 and 9 of BKFC’s Articles of Incorporation is attached to this Proxy Statement as Annex A. If approved, the amendments will become effective upon filing with the Secretary of State of the Commonwealth of Kentucky, which BKFC intends to do promptly following the approval of the amendments by stockholders at the Special Meeting.

If the proposed amendments are adopted, BKFC’s Board of Directors would be authorized to issue preferred stock in one or more series, from time to time, with full or limited voting power, or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon the preferred stock, as may be provided in the amendment or amendments adopted by BKFC’s Board of Directors. The authority of BKFC’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to preferred stock of any series:

•	the division of preferred stock into series and the designation and authorized number of preferred stock (up to the number of shares of preferred stock authorized) in each series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether preferred stock will have voting rights, and if so, the terms of such voting rights, except as otherwise required by law;

•	whether preferred stock will be convertible into shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion;

•	whether preferred stock is to be redeemable, and, if so, the terms and conditions of such redemption;

•	whether preferred stock will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•	the liquidation rights to which the holders of preferred stock will be entitled, and the preferences, if any; and

•	any other relative rights, preferences and limitations.

BKFC has no present agreement to issue any preferred stock and, except for the Senior Preferred Shares contemplated by the U.S. Treasury’s Capital Purchase Program, has no present intention to issue any preferred stock.

Required Vote

The affirmative vote of the holders of at least a majority of shares of BKFC’s outstanding common stock will be required for approval of the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the proposed amendments to the Articles of Incorporation.

PROPOSAL NO. 2:

ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING

If at the Special Meeting the number of shares of BKFC’s common stock present or represented and voting in favor of the proposed amendments to the Articles of Incorporation is insufficient to approve Proposal No. 1, BKFC’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, BKFC is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If BKFC’s stockholders approve the adjournment, postponement or continuation proposal, BKFC could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the stockholders that have previously voted against such proposal to amend BKFC’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, BKFC could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to vote in favor of the approval of the amendments to the Articles of Incorporation.

Required Vote

The affirmative vote of the holders of at least a majority of shares of BKFC’s outstanding common stock will be required for approval of the proposal to grant management the authority to adjourn, postpone or continue the Special Meeting to a later date.

Recommendation of the Board of Directors

The Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendments, it is in the best interests of the stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendments.

The Board of Directors recommends a vote “FOR” the proposal to grant management the authority to adjourn, postpone or continue the Special Meeting.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of BKFC’s Shares as of September 30, 2008 by:

•	each person who is known to BKFC to own beneficially more than 5% of BKFC’s Shares;

•	each of BKFC’s directors;

•

the Chief Executive Officer and Treasurer of BKFC (together, the “Named Executive Officers,” as there were no other “executive officers” as defined by SEC regulation who received a total annual compensation package in excess of $100,000 for fiscal year 2007); and

•	all current Named Executive Officers and directors as a group.

All Shares are owned with sole voting and investment power by each person listed, unless otherwise indicated by a footnote. The shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2008 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner is c/o Bank of Kentucky Financial Corporation, at 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017, unless otherwise indicated by footnote.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding
Directors & Executive Officers
Charles M. Berger	59,545	(1)	1.06%
Rodney S. Cain	870,849	(2)	15.49
Harry J. Humpert	51,157	(3)	*
Barry G. Kienzle	14,840	(4)	*
John E. Miracle	132,104	(5)	2.35
Mary Sue Rudicill	90,440	(6)	1.61
Ruth M. Seligman-Doering	123,188	(7)	2.19
Herbert H. Works	49,365	(8)	*
Robert W. Zapp	221,747	(9)	3.92
Martin J. Gerrety	10,416	(10)	*

All directors, nominees and executive officers of BKFC as a group (11 persons)	1,623,651		28.01%

Beneficial Owners Holding More than 5%
Estate of R. C. Durr (12)	947,124		16.86%

*	Less than 1%
(1)	Includes 6,378 Shares held jointly by Mr. Berger and his spouse, 12,638 Shares held by Mr. Berger’s spouse and son, 15,000 Shares held by Berger-Collins L.L.C., of which Mr. Berger is the managing member, and 15,750 Shares that may be acquired upon the exercise of options.
(2)	Includes 845,828 Shares owned jointly by Mr. Cain and his spouse and 15,750 Shares that may be acquired upon the exercise of options.
(3)	Includes 14,238 Shares owned by Mr. Humpert’s wife and 14,250 Shares that may be acquired upon the exercise of options.
(4)	Includes 3,574 Shares owned by Mr. Kienzle’s spouse and 4,000 Shares that may be acquired upon the exercise of options.
(5)	Includes 37,526 Shares owned by Dr. Miracle’s spouse, 7,800 Shares owned jointly by Dr. Miracle and his wife, 865 Shares held as custodian for a grandchild, and 15,750 Shares that may be acquired upon the exercise of options.

(6)	Includes 10,750 Shares owned jointly by Ms. Rudicill and her spouse, 13,500 Shares owned by Belleview Sand and Gravel, Inc., of which Ms. Rudicill is Chairman and which is owned by Ms. Rudicill and her spouse, and 15,750 Shares that may be acquired upon the exercise of options.
(7)	Includes 107,338 Shares held in trust, of which Ms. Seligman-Doering is the trustee, and 15,750 Shares that may be acquired upon the exercise of options.
(8)	Includes 2,000 Shares owned by Boone-Kenton Lumber, of which Mr. Works is the President and owner, and 15,750 Shares that may be acquired upon the exercise of options.
(9)	Includes 43,715 Shares owned jointly by Mr. Zapp and his spouse, 3,948 Shares held by Mr. Zapp’s spouse as custodian for Mr. Zapp’s children, 43,052 Shares owned by Mr. Zapp’s spouse and 54,710 Shares that may be acquired upon the exercise of options.
(10)	Includes 3,366 shares held by Mr. Gerrety’s spouse and 6,500 Shares that may be acquired upon the exercise of options.
(11)	Mr. Durr, a director and Chairman Emeritus of the Board of Directors, passed away on May 21, 2007. The address of the estate is c/o Ziegler & Schneider, PSC, 541 Buttermilk Pike, Suite 500, Covington, Kentucky 41017. Includes 11,750 Shares that may be acquired upon the exercise of options.

WHERE YOU CAN FIND MORE INFORMATION

Set forth in Appendixes A through D to this proxy statement is the following financial and other information regarding BKFC:

•	BKFC’s audited consolidated financial statements and notes thereto as of and for the fiscal year ended December 31, 2007;

•	BKFC’s unaudited consolidated financial statements and notes thereto as of and for the three and nine months ended September 30, 2008;

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Quantitative and Qualitative Disclosures About Market Risk; and

•	Changes in and Disagreements with Accountants.

BKFC is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. You may obtain copies of these reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at www.sec.gov or by contacting Herbert H. Works, Secretary, The Bank of Kentucky Financial Corporation, 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017.

PROPOSALS OF SECURITY HOLDERS

Any proposals of stockholders intended to be included in BKFC’s proxy statement and proxy card for the 2009 Annual Meeting of Stockholders (other than nominations for directors, which is explained in the immediately next paragraph) should be sent to BKFC by certified mail and must be received by BKFC not later than November 30, 2008. In addition, if a stockholder intends to present a proposal at the 2009 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 16, 2009, then the proxies designated by the Board of Directors of BKFC for the 2009 Annual Meeting of Stockholders may vote in their discretion on any such proposal any Shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

BKFC’s By-Laws set forth procedures that must be followed by stockholders seeking to make nominations for directors. In accordance with Section 3.3 of the By-Laws, nominees for election as directors may be proposed only by the directors or by a stockholder entitled to vote for directors if such stockholder has submitted a written nomination to the Secretary of BKFC by the later of the November 30th immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors (unless the annual meeting is not held on or before the thirty-first day following such anniversary, in which case such written notice must be submitted no later than the close of business on the seventh day following the day on which the notice of the annual meeting is mailed to stockholders). Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of Shares owned either beneficially or of record by each such nominee and the length of time such Shares have been owned. In the event a stockholder has submitted a proposed nominee, the Board would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Board of Directors would evaluate nominees for director recommended by the Board of Directors.

OTHER MATTERS

A representative of Crowe Horwath LLP (formerly known as Crowe Chizek and Company LLC), BKFC’s independent registered public accounting firm, is not expected to be present at the Special Meeting to respond to questions or make a statement at the Special Meeting. Management knows of no other business that may be brought before the Special Meeting, including matters incident to the conduct of the Special Meeting. It is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any other matters that may be brought before the Special Meeting.

It is important that proxies be returned promptly. Whether or not you expect to attend the Special Meeting in person, you are urged to fill in, sign and return the proxy in the enclosed self-addressed envelope.

By Order of the Board of Directors

Herbert H. Works, Secretary

Crestview Hills, Kentucky

December     , 2008

Annex A

Proposed Amendments to Sections 2 and 9 of the Articles of Incorporation of

The Bank of Kentucky Financial Corporation

2. (A) The aggregate number of shares of capital stock which the Corporation shall have authority to issue is ~~15,000,000~~ 15,100,000 shares ~~having no par value~~, consisting of (i) 15,000,000 shares of common stock, having no par value, and (ii) 100,000 shares of preferred stock, having no par value. ~~Each share of stock shall have one (1) vote.~~ Each share of stock of the Corporation with a par value of $5.00 each issued and outstanding as of April 16, 1999 shall, without further action, be a share of stock of the Corporation with no par value.

(B) All shares of common stock shall have full and unlimited voting power, shall be entitled to one (1) vote per share and shall be without distinction as to powers, preferences, and rights. No holder of shares of the common stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or receive any additional shares of capital stock of the Corporation or rights or options to purchase additional shares of capital stock of the Corporation or securities convertible into or carrying rights or options to purchase additional shares of the capital stock of the Corporation. All shares of preferred stock shall have the powers, preferences and rights as established by the Board of Directors pursuant to this Article 2(C) hereof.

(C) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 2(A) and (B) above, to provide for the issuance of the shares of Corporation preferred stock in series and, by an appropriate filing pursuant to the applicable law of Kentucky, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof to the fullest extent permitted by the applicable law of Kentucky.

(D) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of Corporation common stock or the shares of any other series of preferred stock;

(viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

Annex A-1

(ix) Any other relative rights, preferences and limitations of that series.

~~9. No stockholder of the Corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.~~

Annex A-2

Annex B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFls may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFl’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment

Annex B-1

and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any

Annex B-2

benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Annex B-3

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years.

Exercisability:	Immediately exercisable, in whole or in part.

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of onehalf of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Annex B-4

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

Annex B-5

Appendix A

Report of Independent Registered Public Accounting Firm and Bank of Kentucky Financial Corporation Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, as included in Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 8.	Financial Statements and Supplementary Data

THE BANK OF KENTUCKY

FINANCIAL CORPORATION

FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

THE BANK OF KENTUCKY FINANCIAL CORPORATION

Florence, Kentucky

FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

The Bank of Kentucky Financial Corporation

Crestview Hills, Kentucky

We have audited the accompanying consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. We also have audited The Bank of Kentucky Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Bank of Kentucky Financial Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Kentucky Financial Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion The Bank of Kentucky Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Crowe Chizek and Company LLC
Columbus, Ohio
February 23, 2008

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(Dollar amounts in thousands, except per share amounts)

	2007	2006
ASSETS
Cash and due from banks	$38,307	$36,724
Federal funds sold and other short-term investments	569	18,135

Total cash and cash equivalents	38,876	54,859
Interest bearing deposits with banks	100	100
Available-for-sale securities	152,069	106,926
Held-to-maturity securities
(Fair value of $16,170 and $11,815)	16,230	12,028
Loans held for sale	2,673	4,009
Loans, net of allowance ($8,505 and $6,918)	941,209	807,183
Premises and equipment-net	17,764	17,069
Federal Home Loan Bank stock, at cost	4,766	4,537
Goodwill	15,209	9,867
Acquisition intangibles	3,830	2,290
Cash surrender value of life insurance	20,528	19,779
Accrued interest receivable and other assets	19,470	12,916

	$1,232,724	$1,051,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$167,578	$149,519
Interest bearing deposits	894,501	764,908

Total deposits	1,062,079	914,427
Short-term borrowings	22,789	15,960
Notes payable	42,340	23,907
Accrued expenses and other liabilities	12,031	10,386

	1,139,239	964,680
Commitments and contingent liabilities	—	—
Shareholders’ equity
Common stock, no par value, 15,000,000 shares authorized, 5,684,207 (2007) and 5,794,699 (2006) shares issued	3,098	3,098
Additional paid-in capital	3,880	6,207
Retained earnings	86,305	77,825
Accumulated other comprehensive income (loss)	202	(247)

	93,485	86,883

	$1,232,724	$1,051,563

See accompanying notes.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

	2007	2006	2005
Interest income
Loans, including related fees	$68,769	$59,131	$47,836
Securities
Taxable	4,189	3,184	1,790
Tax exempt	360	379	420
Other	2,395	923	709

	75,713	63,617	50,755

Interest expense
Deposits	35,307	26,715	16,035
Borrowings	3,170	2,609	2,097

	38,477	29,324	18,132

Net interest income	37,236	34,293	32,623

Provision for loan losses	1,575	1,700	1,825

Net interest income after provision for loan losses	35,661	32,593	30,798

Non-interest income
Service charges and fees	8,243	5,976	4,297
Gain on sale of real estate loans	919	1,056	965
Trust fee income	1,089	1,088	928
Bankcard transaction revenue	1,626	1,298	1,050
Other	2,166	2,370	1,845

	14,043	11,788	9,085

Non-interest expense
Salaries and employee benefits	16,402	14,950	12,228
Occupancy and equipment	4,517	4,076	3,881
Data processing	1,433	1,256	1,393
Advertising	854	740	618
Electronic banking processing fees	875	820	674
Outside service fees	1,183	934	828
State bank taxes	1,258	1,192	1,007
Amortization of intangible assets	1,090	645	646
Other	6,107	4,529	3,886

	33,719	29,142	25,161

Income before income taxes	15,985	15,239	14,722

Federal income taxes	4,854	4,787	4,595

Net income	$11,131	$10,452	$10,127

Per share data
Earnings per share	$1.93	$1.79	$1.71

Earnings per share, assuming dilution	$1.93	$1.78	$1.70

See accompanying notes.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance January 1, 2005	5,927,979	$3,098	$9,050	$61,614	$(98)	$73,664

Comprehensive income
Net income	—	—	—	10,127	—	10,127
Change in net unrealized gain (loss), net of tax	—	—	—	—	(410)	(410)

Total comprehensive income						9,717
Cash dividends - $.30 per share	—	—	—	(1,772)	—	(1,772)
Exercise of stock options, including tax benefit	5,800	—	126	—	—	126
Repurchase and retirement of common shares	(49,700)	—	(1,288)	—	—	(1,288)

Balance December 31, 2005	5,884,079	3,098	7,888	69,969	(508)	80,447

Cumulative adjustment related to SAB 108 adoption	—	—	—	(379)	—	(379)
Comprehensive income
Net income	—	—	—	10,452		10,452
Change in net unrealized gain (loss), net of tax	—	—	—	—	261	261

Total comprehensive income						10,713
Cash dividends - $.38 per share	—	—	—	(2,217)	—	(2,217)
Stock-based compensation expense	—	—	775	—	—	775
Exercise of stock options, including tax benefit	29,020	—	621	—	—	621
Repurchase and retirement of common shares	(118,400)	—	(3,077)	—	—	(3,077)

Balance December 31, 2006	5,794,699	3,098	6,207	77,825	(247)	86,883

Comprehensive income
Net income	—	—	—	11,131		11,131
Change in net unrealized gain (loss), net of tax	—	—	—	—	449	449

Total comprehensive income						11,580
Cash dividends - $.46 per share	—	—	—	(2,651)	—	(2,651)
Stock-based compensation expense	—	—	839	—	—	839
Exercise of stock options, including tax benefit	43,253	—	777	—	—	777
Repurchase and retirement of common shares	(153,745)	—	(3,943)	—	—	(3,943)

Balance December 31, 2007	5,684,207	$3,098	$3,880	$86,305	$202	$93,485

See accompanying notes.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

(Dollar amounts in thousands)

	2007	2006	2005
Cash flows from operating activities
Net income	$11,131	$10,452	$10,127
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	1,505	1,255	1,390
Net amortization (accretion) on securities	(1,453)	(824)	25
Provision for loan losses	1,575	1,700	1,825
Federal Home Loan Bank stock dividend	—	(254)	(208)
Amortization of acquisition intangibles	1,090	645	646
Earnings on life insurance	(749)	(701)	(472)
Loss on sale/write-down of other real estate	312	224	123
Gains on sales of loans	(919)	(1,056)	(965)
Proceeds from loans sold	71,668	80,814	81,356
Origination of loans held for sale	(69,413)	(82,158)	(80,609)
Stock based compensation expense	839	775	—
Net change in:
Accrued interest receivable and other assets	(2,369)	(2,153)	(1,903)
Accrued expenses and other liabilities	1,338	2,544	2,334

Net cash from operating activities	14,555	11,263	13,669

Cash flows from investing activities
Net change in interest-bearing deposits with banks	—	—	(100)
Proceeds from maturities and principal reductions of held-to-maturity securities	3,445	2,778	4,100
Purchase of held-to-maturity securities	(7,662)	—	(6,883)
Proceeds from maturities and sales of available-for-sale securities	272,327	113,967	28,902
Purchase of available-for-sale securities	(313,153)	(140,098)	(56,883)
Loans made to customers, net of principal collections	(75,574)	(89,817)	(17,987)
Property and equipment expenditures, net	(2,095)	(1,074)	(2,850)
Purchase of Company owned life insurance	—	—	(6,500)
Proceeds from the sale of other real estate	163	6,150	1,064
Net payments in acquisition	(12,014)	—	—

Net cash from investing activities	(134,563)	(108,094)	(57,137)

Cash flows from financing activities
Net change in deposits	84,470	83,317	78,327
Net change in short-term borrowings	6,829	11,735	(4,936)
Advances on notes payable	18,557	—	—
Payments on notes payable	(14)	(10,033)	(3,042)
Dividends paid on common stock	(2,651)	(2,217)	(1,772)
Stock repurchase and retirement	(3,943)	(3,077)	(1,288)
Proceeds from exercise of stock options	777	621	117

Net cash from financing activities	104,025	80,346	67,406

Net change in cash and cash equivalents	(15,983)	(16,485)	23,938

Cash and cash equivalents at beginning of year	54,859	71,344	47,406

Cash and cash equivalents at end of year	$38,876	$54,859	$71,344

Supplemental cash flow information:
Cash paid for interest	$37,145	$27,666	$16,550
Cash paid for income taxes	5,503	4,203	4,920
Supplemental noncash disclosures:
Transfers from loans to other real estate	$1,612	$4,292	$4,416
Transfers from property and equipment to other real estate	—	—	400

See accompanying notes.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of The Bank of Kentucky Financial Corporation (the Company) and its wholly owned subsidiary, The Bank of Kentucky (the Bank). Intercompany transactions are eliminated in consolidation.

Description of Business: The Company provides financial services through its subsidiary, which operates primarily in Boone, Campbell, Grant and Kenton counties in northern Kentucky and also in Greater Cincinnati. Operations consist of generating commercial, mortgage and consumer loans and accepting deposits from customers. The loan portfolio is diversified and the ability of debtors to repay loans is not dependent upon any single industry. The majority of the institution’s loans are secured by specific items of collateral including business assets, real property and consumer assets.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. The Company reports net cash flows for customer loan and deposit transactions, interest-bearing balances with banks and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value of securities have been below their cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held For Sale: The Bank originates loans for sale, servicing released, to secondary market brokers. Loans held for sale are loans which have been closed and are awaiting delivery to these brokers. They are reported at the lower of cost or market, on an aggregate basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Most loans are sold servicing released such that there would be no servicing asset recognized upon the sale.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs,

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are significantly past due.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 25 years. Leasehold improvements are depreciated using the straight-line method over the lesser of the useful life of the asset or the length of the lease. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

Other Real Estate: Other real estate acquired through or instead of foreclosure is initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Expenses incurred in carrying other real estate are charged to operations as incurred. A total of $4,117 and $2,981 of other real estate was owned on December 31, 2007 and 2006, respectively, and included in other assets.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Company recorded owned life insurance at its cash surrender value.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance){Issue}. This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Company’s financial condition or results of operation.

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized either on the straight-line method or an accelerated method over their estimated useful lives of eight to ten years for the core deposit intangible and seven to ten years for the customer relationship intangible.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Based Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ending December 31.

2005
Net income as reported	$10,127
Deduct: Stock-based compensation expense determined under fair value based method	575

Pro forma net income	9,552

Basic earnings per share as reported	1.71
Pro forma basic earnings per share	1.62

Diluted earnings per share as reported	1.70
Pro forma diluted earnings per share	1.61

Income Taxes: Income tax expense is the amount of taxes payable for the current year plus or minus the change in deferred taxes. Deferred tax liabilities and assets are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Recognition of deferred tax assets is limited by the establishment of a valuation allowance unless management concludes that they are more likely than not to result in future tax benefits to the Company.

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Loan Commitments and Related Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount of these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently such matters that will have a material effect on the financial statements.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Dividend Restriction: Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the Bank to the Company or by the Company to its shareholders. See Note 16 for further discussion.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Business Segment: Internal financial information is reported and aggregated in one line of business, banking. While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

Adoption of New Accounting Standards: The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. The adoption of FIN 48 had no effect on the Company’s financial statements. The Company has no unrecognized tax benefits as of January 1, 2007 and did not recognize any increase in unrecognized benefits during 2007 relative to any tax positions taken in 2007. Should the accrual of any interest or penalties relative to unrecognized tax benefits be necessary, it is the Company’s policy to record such accruals in its income taxes accounts; no such accruals existed as of December 31, 2007. The Company and its corporate subsidiary file a consolidated U.S. federal income tax return, which is subject to examination for all years after 2003.

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard did not have a material impact on the Corporation’s financial statements.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. The adoption of this standard did not have a material impact on the Corporation’s financial statements.

Effect of Newly Issued But Not Yet Effective Accounting Standards: In September 2006, the Financial Accounting Standards Board, “FASB”, issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The new standard is effective for fiscal years beginning after November 15, 2007. The Corporation does not believe the adoption of this issue will have a material impact on the financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Corporation does not believe the adoption of this issue will have a material impact on the financial statements.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gains and losses recognized in accumulated other comprehensive income (loss) was as follows:

Available-for-Sale	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2007
U.S. Government, federal agencies and Government sponsored enterprises	$96,975	$271	$(30)
U.S. Treasury	39,995	—	(4)
Mortgage-backed	13,799	118	(29)
Corporate	1,300	—	—

	$152,069	$389	$(63)

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2006
U.S. Government, federal agencies and Government sponsored enterprises	$86,381	$59	$(340)
U.S. Treasury	14,996	1	—
Mortgage-backed	4,194	9	(111)
Corporate	1,355	—	—

	$106,926	$69	$(451)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

Held-to-Maturity	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
2007
Municipal and other obligations	$16,230	$21	$(81)	$16,170

2006
Municipal and other obligations	$12,028	$13	$(226)	$11,815

The fair value of debt securities and carrying amount, if different, at year-end 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available-for-Sale	Held-to-Maturity
	Fair Value	Carrying Value	Fair Value
Due in one year or less	$97,214	$3,147	$3,146
Due after one year through five years	35,754	8,134	8,118
Due after five years through ten years	4,002	4,949	4,906
Due after ten years	1,300
Mortgage-backed	13,799	—	—

	$152,069	$16,230	$16,170

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 2 - SECURITIES (Continued)

There were no sales of available for sale securities in 2005, 2006 or 2007.

At December 31, 2007 and 2006, securities with a carrying value of $114,320 and $96,655 were pledged to secure public deposits and repurchase agreements.

Securities with unrealized losses at year-end 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2007
U.S. Government, federal agencies and government sponsored enterprises	$4,002	$(3)	$9,498	$(27)	$13,500	$(30)
U.S Treasury	39,995	(4)	—	—	39,995	(4)
Mortgage-backed	284	(2)	2,282	(27)	2,566	(29)
Municipal & other obligations	1,638	(11)	6,660	(70)	8,298	(81)

Total temporarily impaired	$45,919	$(20)	$18,440	$(124)	$64,359	$(144)

Securities with unrealized losses at year end 2006 not recognized in income were as follows:

2006
U.S. Government, federal agencies and government sponsored enterprises	$6,707	$(36)	$33,774	$(304)	$40,481	$(340)
Mortgage-backed	715	(5)	2,918	(106)	3,633	(111)
Municipal & other obligations	—	—	10,154	(226)	10,154	(226)

Total temporarily impaired	$7,422	$(41)	$46,846	$(636)	$54,268	$(677)

Unrealized losses on these securities have not been recognized into income because the issuers bonds are of high credit quality (US government agencies and government sponsored enterprises and “A” rated or better Kentucky municipalities), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 3 - LOANS

Year-end loans were as follows:

	2007	2006
Commercial	$182,431	$151,213
Residential real estate	215,915	181,534
Nonresidential real estate	387,234	359,943
Construction	134,807	95,812
Consumer	20,601	19,260
Municipal obligations	9,354	6,970

Gross loans	950,342	814,732
Less: Deferred loan origination fees	(628)	(631)
Allowance for loan losses	(8,505)	(6,918)

Net loans	$941,209	$807,183

Certain of the Company’s directors were loan customers of the Bank. A schedule of the aggregate activity in these loans follows:

2007
Beginning balance	$13,777
New loans and advances on lines of credit	18,366
Loan reductions	(16,961)
Effect of changes in composition of related parties	(3,212)

Ending balance	$11,970

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

	2007	2006	2005
Beginning balance	$6,918	$7,581	$7,214
Allowance of acquired bank	1,010	—	—
Provision charged to operations	1,575	1,700	1,825
Loans charged off	(1,497)	(2,444)	(1,536)
Recoveries	499	81	78

Ending balance	$8,505	$6,918	$7,581

Nonperforming and impaired loans were as follows:
Nonaccrual loans at year-end	$6,389	$2,905	$6,696
Loans past due over 90 days, still accruing at year-end	2,658	2,068	2,349
Average impaired loans during the year	8,785	7,741	10,318
Interest income recognized during impairment	444	391	669
Interest income received during impairment	336	342	675
Loans designated as impaired at year-end	7,899	6,142	8,925
Allowance allocated to impaired loans at year-end	2,833	1,783	3,136

There were no loans designated as impaired for which there was no allowance for loan losses allocated. Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2007	2006
Land and improvements	$5,779	$5,087
Leasehold improvements	1,733	1,572
Buildings	12,567	11,689
Furniture, fixtures and equipment	8,678	8,132

Total	28,757	26,480
Accumulated depreciation	(10,993)	(9,411)

Net premises and equipment	$17,764	$17,069

Depreciation expense was $1,625, $1,486 and $1,436 for 2007, 2006, and 2005, respectively. Year-end premises included $544,000 for the Walton banking center that was relocated on December 31, 2007. This property is currently held for sale. The property’s estimated fair value exceeds its carrying value.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 6 - ACQUISITION

On May 21, 2007, the Company announced it had completed its acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”). First Bank was merged into the Bank, and currently operates under The Bank of Kentucky name. As of the closing date of the acquisition, First Bank had approximately $74,000, in total assets, which included $63,000 in loans, and $63,000 in deposits on the liability side of the balance sheet. The total purchase price for this acquisition was $20,400 which was funded in part by issuing $18,000 in Trust Preferred Securities, as further described in Note 10. The acquisition included a core deposit intangible asset of $1,505, a customer relationship intangible asset of $1,125 and goodwill of $5,342. The acquisition also included a deferred tax asset of approximately $4,709, resulting from a net operating loss carry-forward. The results of operations for this acquisition have been included since the transaction date of May 18, 2007.

NOTE 7 - GOODWILL AND ACQUISITION INTANGIBLES

Goodwill

The change in the carrying amount of goodwill for the year is solely attributable to the initial recording of goodwill in connection with the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc., detailed in Note 6.

Acquisition Intangibles

Acquisition intangibles were as follows as of year-end:

	2007	2006
Core deposit intangibles	$4,368	$2,863
Other customer relationship intangibles	3,170	2,045

Total	7,538	4,908
Accumulated amortization	3,708	2,618

Net	$3,830	$2,290

Aggregate amortization expense was $1,090, $645 and $646 for 2007, 2006 and 2005, respectively.

Estimated amortization expense for each of the next five years:

2008	$1,277
2009	1,094
2010	675
2011	232
2012	170

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 8 - INTEREST BEARING DEPOSITS

Time deposits of $100 or more were $125,577 and $109,730 at year-end 2007 and 2006.

Scheduled maturities of time deposits are as follows:

2008	$311,225
2009	56,415
2010	3,702
2011	831
2012	1,334

$373,507

Deposits from directors and their affiliates at year-end 2007 and 2006 were $6,272 and $14,701, respectively, comprising .59% and 1.61%, respectively, of total deposits at those dates.

NOTE 9 - SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	2007	2006
Revolving line of credit	$2,200	$500
Fed funds purchased	2,770	—
Retail repurchase agreements	17,819	15,460

	$22,789	$15,960

Repurchase agreements outstanding at year-end 2007 had remaining maturities ranging from one day up to one year.

Information regarding repurchase agreements for the years ended December 31, 2007 and 2006 is presented below:

	2007	2006
Average balance during the year	$16,410	$8,684
Maximum month end balance during the year	19,054	15,460
Average rate paid during the year	3.57%	3.96%

Year-end weighted average rate	2.64%	3.83%

The Company maintains a $10,000 revolving credit line from US Bank. The credit line is secured with 100% of the voting shares of the Bank. The Company is not restricted on the use of the funds from the credit line. The balance on the line of credit was $2,200 at December 31, 2007.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 10 - NOTES PAYABLE

Notes payable consisted of the following:

	2007	2006
FHLB advances	$6,000	$6,110
Subordinated debentures	36,083	17,526
Other notes payable	257	271

	$42,340	$23,907

The FHLB advances are secured by a blanket pledge of eligible loans and securities and require monthly interest payments. The following advances were outstanding as of December 31:

	2007	2006
Convertible fixed rate advances with maturity in 2010 and an interest rate of 5.01%	$6,000	$6,000

Remaining premium reflecting market rate adjustment of assumed advances	—	110

	$6,000	$6,110

Principal payments on FHLB advances for the next four years consist of $6,000 due in 2010.

In November 2002, The Bank of Kentucky Capital Trust I (Trust), a wholly-owned unconsolidated subsidiary of the Company, issued $17,000 of LIBOR plus 3.35% floating rate redeemable preferred securities (Trust Preferred Securities) as part of a pooled offering. The Trust may redeem the securities, in whole but not in part, any time after November 2007 at face value. Final maturity is November of 2032. The sole asset of the Trust represents the proceeds of the offering loaned to the Company in exchange for subordinated debentures which have terms that are virtually identical to the Trust Preferred Securities. The subordinated debentures are classified as liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes, subject to certain limitations. These limitations do not restrict the Company’s ability to use the entire amount as Tier 1 capital.

In May of 2007, The Bank of Kentucky Capital Trust II (“the Trust”), a trust subsidiary of the Company, issued $18,000 of LIBOR plus 1.47% floating rate obligated mandatory redeemable securities “Trust Preferred Securities” as part of a pooled offering. The Trust may redeem the Trust Preferred Securities, in whole but not in part, any time after May 2012 at face value. The final maturity date is May of 2037. The Trust used the proceeds from the issuance of its Trust Preferred Securities and common securities to buy $18,557 aggregate principal amount of junior subordinated debentures issued by the Company. These debentures are the Trust’s only assets, with terms similar to the Trust Preferred Securities, and mature in 2037. The subordinated debentures are classified as liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes, subject to certain limitations.

Other notes payable included a capitalized lease obligation.

The Bank maintains a $125,000 letter of credit from the Federal Home Loan Bank of Cincinnati. The letter is pledged to secure public funds deposit accounts and is secured by a blanket pledge of the Bank’s residential and commercial real estate loans.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 11 - EMPLOYEE BENEFITS

The Bank maintains an employee profit sharing plan covering substantially all employees. Contributions are at the discretion of the Board of Directors. Profit sharing expense totaled $507, $534 and $432 for the years ended December 31, 2007, 2006 and 2005, respectively.

In 2003, the Company adopted a benefit program for certain officers to encourage long-term retention. The program consists principally of a defined benefit component, providing each officer with payments equal to 30% of final average pay for 15 years after retirement, and a deferral component, permitting each officer the ability to defer a portion of their current compensation and earn pre-tax returns on such deferred amounts. The accrued liability under the defined benefit component was $1,148 and $794 at December 31, 2007 and 2006, respectively. Expense related to the program was $354 and $283 for the years ended December 31, 2007 and 2006.

NOTE 12 - STOCK-BASED COMPENSATION

Stock Option Plan

Options to buy stock are granted to directors, officers and employees under the Company’s stock option and incentive plan which provide for the issuance of up to 1,200,000 shares. The Company believes that such awards better align the interests of its employees with those of its shareholders. The specific terms of each option agreement are determined by the Compensation Committee at the date of the grant. For current options, outstanding, options granted to directors vest immediately and options granted to employees generally vest evenly over a five-year period. The options’ lives are generally ten years for employees and five years for directors. Total compensation cost that has been charged against income for those plans was $839, $775, and $0 for 2007, 2006 and 2005, respectively. The total income tax benefit was $77, $72, and $0.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected term is estimated based upon the contractual term and vesting period of the options including consideration of historical trends segregated by employees and directors. A forfeiture rate of 13% for employees and 0% for directors is used in the model and is based on historical experience.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2007	2006	2005
Risk-free interest rate	4.82%	4.46%	3.89%
Expected term	6.5 years	6.7 years	6.7 years
Expected stock price volatility	21.85%	24.83%	27.52%
Dividend yield	1.49%	1.19%	.85%

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 12 - STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the stock option plan for 2007 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	541,453	$25.87	—	—
Granted	114,700	26.19	—	—
Exercised	(43,253)	16.74	—	—
Forfeited or expired	(13,325)	27.96	—	—

Outstanding at end of year	599,575	$26.54	4.83	$395

Exercisable at end of year	404,270	$26.55	3.41	$395

Information related to the stock option plan during each year follows:

	2007	2006	2005
Intrinsic value of options exercised	$398	$172	$34
Cash received from option exercises	724	564	117
Tax benefit realized from option exercises	53	57	9
Weighted average fair value of options granted	7.38	7.77	8.81

As of December 31, 2007, there was $1,364,000 of total unrecognized compensation cost related to nonvested stock options granted under the plan. The cost is expected to be recognized over a weighted-average period of 1.95 years.

NOTE 13 - FEDERAL INCOME TAXES

Federal income taxes consisted of the following components:

	2007	2006	2005
Income tax/(benefit)
Currently payable	$4,948	$4,705	$4,863
Deferred	(94)	82	(268)

	$4,854	$4,787	$4,595

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 13 - FEDERAL INCOME TAXES (Continued)

The following is a reconciliation of income tax expense and the amount computed by applying the effective federal income tax rate of 35% to income before income taxes:

	2007	2006	2005
Statutory rate applied to income before income taxes	$5,595	$5,334	$5,153
Tax exempt income	(200)	(177)	(188)
Company owned life insurance income	(254)	(238)	(159)
Low-income housing tax credit	(248)	(248)	(133)
Historic tax credit	(100)	—	—
Other	61	116	(78)

	$4,854	$4,787	$4,595

Year-end deferred tax assets and liabilities were due to the following factors:

	2007	2006
Deferred tax assets from:
Allowance for loan losses	$1,851	$2,369
State taxes	—	198
Benefit plans	616	441
Premises and equipment	280	135
Net unrealized loss on available for sale securities	—	135
Net operating loss carryforward	4,527	—
Other	353	87

	7,627	3,365

Deferred tax liabilities for:
FHLB stock dividends	(879)	(860)
Premises and equipment	—	—
Acquisition intangibles	(1,843)	(1,021)
Net unrealized gain on available for sale securities	(124)	—
Other	—	—

	(2,846)	(1,881)

Net deferred tax asset	$4,781	$1,484

At year-end 2007, the Company had net operating loss carryforwards of approximately $13,217 which expire beginning in 2022.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. The adoption of FIN 48 had no effect on the Company’s financial statements. The Company had no unrecognized tax benefits as of January 1, 2007 and did not recognize any increase in unrecognized benefits during 2007 relative to any tax positions taken in 2007. Should the accrual of

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 13 - FEDERAL INCOME TAXES (Continued)

any interest or penalties relative to unrecognized tax benefits be necessary, it is the Company’s policy to record such accruals in its income taxes accounts; no such accruals exist as of December 31, 2007. The Company and its corporate subsidiary file a consolidated U.S. federal income tax return, which is subject to examination for all years after 2003.

Included in deferred tax assets at December 31, 2006 is $198 of federal tax benefit related to the SAB 108 adjustment.

NOTE 14 - EARNINGS PER SHARE

Earnings per share is computed based upon the weighted average number of shares outstanding during the period which were 5,753,250 for 2007, 5,837,673 for 2006 and 5,909,087 for 2005. Diluted earnings per share are computed assuming that the stock options outstanding are exercised and the proceeds used entirely to reacquire shares at the year’s average price. For 2007, 2006 and 2005, this would result in an additional 24,452, 33,570 and 37,814 shares outstanding, respectively. For 2007, 2006 and 2005, 415,290, 286,265 and 290,970 options were not considered, as they were not dilutive.

NOTE 15 - COMMITMENTS AND OFF-BALANCE SHEET ACTIVITIES

The Bank leases branch facilities and sites and is committed under various non-cancelable lease contracts that expire at various dates through the year 2017. Most of these leases are with members of the Bank’s Board of Directors or companies they control. Expense for leased premises was $1,022, $967 and $914 for 2007, 2006 and 2005, respectively. Minimum lease payments at December 31, 2007 for all non-cancelable leases were as follows:

2008	$912
2009	799
2010	617
2011	402
2012	339
Thereafter	533

Total minimum lease payments	$3,602

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 15 - COMMITMENTS AND OFF-BALANCE SHEET ACTIVITIES (Continued)

Financial instruments with off-balance-sheet risk were as follows at year-end:

	2007		2006
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans (at market rates)	$3,473	5,829	$9,491	$26,256
Unused lines of credit	$—	248,961	$—	$217,673
Unused letters of credit	$—	65,304	$—	$69,415

The loan commitments are generally extended for terms of up to 60 days and, in many cases, allow the customer to select from one of several financing options offered. For the fixed rate commitments, the interest range was 5.65% to 7.99% in 2007 and 6.25% to 9.25% in 2006.

At December 31, 2007 and 2006, the Bank was required to have $4,676 and $4,291, respectively, on deposit with the Federal Reserve or as cash on hand as reserve.

On March 3, 2005, the Bank entered into an agreement with Northern Kentucky University whereby the University will grant to the Bank the naming rights for the new Northern Kentucky University Arena to be constructed on the campus of the University for a term commencing immediately upon execution of the document and expiring twenty years after the opening of the Arena. In consideration the Bank will pay the lesser of 10% of the total construction cost of the Arena or $6,000, with such sum to be paid in seven equal annual installments beginning after substantial completion and opening of the Arena. The cost of the naming rights will be amortized over the life of the contract commencing on the opening of the Arena.

In the second quarter of 2007, the Bank and Thomas More College announced a naming rights agreement for the new athletic field being constructed on Thomas More’s campus. The Bank committed $1 million to the project, which will be named The Bank of Kentucky Field. The cost of the naming rights will be amortized over the twenty-five year life of the agreement commencing on the opening of the field.

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2007, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2007 and 2006, the most recent regulatory notifications

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There have been no subsequent conditions or events that management believes have changed the institution’s category.

The consolidated and Bank’s capital amounts and ratios, at December 31, 2007 and 2006 are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to risk weighted assets
Consolidated	$113,390	10.12%	$89,616	8.00%	N/A	N/A
Bank	114,931	10.28%	89,463	8.00%	111,828	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$93,385	8.34%	$44,808	4.00%	N/A	N/A
Bank	106,426	9.52%	44,731	4.00%	67,097	6.00%
Tier 1 (Core) Capital to average assets
Consolidated	$93,385	7.91%	$47,215	4.00%	N/A	N/A
Bank	106,426	9.03%	47,139	4.00%	58,923	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total Capital to risk weighted assets
Consolidated	$98,891	10.20%	$77,581	8.00%	N/A	N/A
Bank	98,568	10.18%	77,474	8.00%	96,842	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$91,973	9.48%	$38,790	4.00%	N/A	N/A
Bank	91,650	9.46%	38,737	4.00%	58,105	6.00%
Tier 1 (Core) Capital to average assets
Consolidated	$91,973	9.13%	$40,294	4.00%	N/A	N/A
Bank	91,650	9.11%	40,240	4.00%	50,300	5.00%

The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 16 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

During 2008, the Bank could, without prior approval, declare dividends of approximately $12,000 plus any 2008 net profits retained to the date of the dividend declaration. At December 31, 2007, the Bank had capital in excess of the FDIC’s most restrictive minimum capital requirements (well capitalized) in an amount equal to $3.2 million from which dividends could be paid.

On December 15, 2006, the Company’s Board of Directors approved a share repurchase program. The repurchase program began January 1, 2007 and expired on December 31, 2007. The repurchase program authorized the repurchase of up to 200,000 shares of the Company’s outstanding common shares in the over-the-counter market from time to time. At December 31, 2007 a total of 153,745 of the 200,000 shares had been repurchased.

On December 21, 2007, the Company’s Board of Directors approved a new share repurchase program. The repurchase program will begin January 1, 2008 and expire on December 31, 2008. The repurchase program authorized the repurchase of up to 200,000 shares of the Company’s outstanding common shares in the over-the-counter market from time to time. Any repurchases will be funded, as needed, by dividends from the Bank, or from the Company’s revolving line of credit.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows at December 31:

	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$38,876	$38,876	$54,859	$54,859
Interest-bearing deposits with banks	100	100	100	100
Available-for-sale securities	152,069	152,069	106,926	106,926
Held-to-maturity securities	16,230	16,170	12,028	11,815
Loans held for sale	2,673	2,713	4,009	4,052
Loans (net)	941,209	945,838	807,183	796,132
Federal Home Loan Bank stock	4,766	4,766	4,537	4,537
Accrued interest receivable	5,211	5,211	4,802	4,802

Financial liabilities
Deposits	(1,062,079)	(1,064,194)	(914,427)	(913,887)
Short-term borrowings	(22,789)	(22,789)	(15,960)	(15,960)
Notes payable	(42,340)	(42,542)	(23,907)	(23,845)
Accrued interest payable	(6,908)	(6,908)	(5,575)	(5,575)
Standby letters of credit	(313)	(313)	(330)	(330)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value of loans held for sale is based on market quotes. Estimated fair value for loans is based on

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair value for time deposits is based on the rates paid at year-end for new deposits, applied until maturity. Estimated fair value of debt is based on current rates for similar financing. Estimated fair value for commitments to make loans and unused lines of credit are considered nominal.

NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed balance sheets and the related statements of income and cash flows for the parent company:

CONDENSED BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
Assets
Cash	$49	$204
Investment in bank subsidiary	130,027	103,560
Investment in unconsolidated trust	1,083	526
Other assets	835	808

	$131,994	$105,098

Liabilities and shareholders’ equity
Short-term borrowings	$2,200	$500
Subordinated debentures	36,083	17,526
Other liabilities	226	189

Total liabilities	38,509	18,215

Shareholders’ equity	93,485	86,883

	$131,994	$105,098

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Dividends from subsidiary	$8,000	$5,900	$3,700
Interest expense	(2,365)	(1,447)	(1,146)
Operating expenses	(1,037)	(936)	(137)
Tax benefit	955	620	440

Income before equity in undistributed income of the Bank	5,553	4,137	2,857

Equity in undistributed income of the Bank	5,578	6,315	7,270

Net income	$11,131	$10,452	$10,127

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$11,131	$10,452	$10,127

Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed income of the Bank	(5,578)	(6,315)	(7,270)
Other changes	849	780	80

Net cash from operating activities	6,402	4,917	2,937

Cash flows from investing activities
Cash paid for acquisition	(20,440)	—	—
Contribution to Bank	—	(1,000)	—
Investment in unconsolidated subsidiary	(557)	—	—

Net cash from investing activities	(20,997)	(1,000)	—

Cash flows from financing activities
Net change in short-term borrowings	1,700	500	—
Proceeds from issuance of subordinated debentures	18,557	—	—
Dividends paid	(2,651)	(2,217)	(1,772)
Exercise of stock options	777	621	117
Stock repurchase and retirement	(3,943)	(3,077)	(1,288)

Net cash from financing activities	14,440	(4,173)	(2,943)

Net change in cash	(155)	(256)	(6)

Cash at beginning of year	204	460	466

Cash at end of year	$49	$204	$460

(Continued)

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

(Dollar amounts in thousands, except per share amounts)

NOTE 19 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	2007	2006	2005
Unrealized holding gains (losses) on available-for-sale securities	$708	$402	$(630)
Reclassification adjustment for losses (gains) realized in income	—	—	—

Net unrealized gains (losses)	708	402	(630)
Tax effect	(259)	(141)	220

	$449	$261	$(410)

NOTE 20 - SELECTED QUARTERLY DATA (Unaudited)

Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2007 and 2006.

	2007
	Interest Income	Interest Expense	Net Interest Income	Provision for Loan Losses	Net Income	Earnings Per Share
						Basic	Diluted
Quarter ended
March 31	$17,525	$8,758	$8,767	$650	$2,157	$.37	$.37
June 30	18,414	9,320	9,094	300	2,848.49		.49
September 30	19,811	10,130	9,681	100	3,041.53		.53
December 31	19,963	10,269	9,694	525	3,085.54		.54

	2006
	Interest Income	Interest Expense	Net Interest Income	Provision for Loan Losses	Net Income	Earnings Per Share
						Basic	Diluted
Quarter ended
March 31	$14,469	$6,310	$8,159	$400	$2,266	$.39	$.38
June 30	15,397	6,854	8,543	400	2,380.41		.41
September 30	16,256	7,629	8,627	500	2,742.47		.47
December 31	17,495	8,531	8,964	400	3,064.53		.52

Appendix B

Management’s Discussion and Analysis of Financial Condition at December 31, 2007 and 2006 and Results of Operations for each of the years in the three year period ended December 31, 2007, Quantitative and Qualitative Disclosures about Market Risk, and Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, as included in Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

The objective of this section is to help shareholders and potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this report.

FORWARD LOOKING STATEMENTS

This report includes forward-looking statements by The Bank of Kentucky Financial Corporation (“BKFC” or the “Corporation”) relating to such matters as anticipated operating results, credit quality expectations, prospects for new lines of business, technological developments, economic trends (including interest rates) and similar matters. Such statements are based upon the current beliefs and expectations of the Corporation’s management and are subject to risks and uncertainties. While the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulations or standards; material unforeseen changes in the financial condition or results of operations of the Corporation’s customers; and other risks identified from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Corporation’s annual report on Form 10-K. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.

MANAGEMENT OVERVIEW

The business of the Corporation consists of holding and administering its interest in The Bank of Kentucky, Inc. (the “Bank”). The Bank conducts basic banking operations from locations in Boone, Kenton, Campbell, and Grant Counties in Northern Kentucky. The majority of the Corporation’s revenue is derived from the Bank’s loan portfolio. The loan portfolio is diversified and the ability of borrowers to repay their loans is not dependent upon any single industry. Commercial or residential real estate or other business and consumer assets secure the majority of the Bank’s loans.

There were a number of factors in 2007 that produced the Corporation’s record annual earnings of $11,131,000, which was an increase of $679,000, or 7%, over 2006. These factors included strong balance sheet growth in loans and deposits and significant increases in non-interest income, the effects of which were partially offset by a volatile interest rate environment and higher non-interest expense.

The balance sheet in 2007 increased $181,161,000, or 17% from 2006, and drove the $2,943,000, or 9%, increase in net interest income. The balance sheet growth included strong organic growth and the added assets and liabilities from our mid-year acquisition of the First Bank of Northern Kentucky (the “First Bank Acquisition”). The First Bank Acquisition added a banking office in the attractive Fort Mitchell market and included approximately $63,000,000 in both loans and deposits. The First Bank Acquisition is detailed further in Note 6 of the consolidated financial statements. While balance sheet growth produced higher net interest income, the volatile interest rate environment contributed to the drop in the net interest margin, which decreased 24 basis points to 3.66% in 2007. In the period from September of 2007 until the end of 2007, the Federal Reserve Bank lowered the federal funds rate a total of 100 basis points, in an effort to reduce the impact on consumers and the financial markets from the subprime mortgage and credit crisis. These actions have resulted in the decline of other market interest rates, specifically the prime rate, but had a disproportionate impact on asset yields as compared to deposit costs. As a result, loans tied to the prime rate dropped with each of the Federal Reserve’s actions, while other rates such as consumer certificates of deposit and borrowing costs tied to the LIBOR index remained relatively flat through the end of 2007.

Contributing to the growth in non-interest income was revenue from the Bank’s new overdraft program implemented in the third quarter of 2006. The related fees from the overdraft program contributed to the $2,024,000, or 61%, increase in overdraft revenue from 2006.

The largest increases in non-interest expense were salaries and employee benefits expense, which increased $1,452,000, or 10%, and an increase of $596,000 in expenses associated with other real estate owned properties.

The provision for loan losses decreased slightly ($125,000 or 7%) from $1,700,000 in 2006 to $1,575,000 in 2007, resulting primarily from lower levels of charge-offs. While non-performing loans increased $4,074,000, or 82%, from $4,973,000 at the end of 2006 to $9,047,000 at the end of 2007, net charge-offs for 2007 decreased to $998,000, or .11%, of average loans compared to the $2,363,000 or .30% in 2006. The Company does not originate or purchase sub-prime loans for its portfolio. Management will continue to monitor and evaluate the effects of the slumping housing market conditions and the signs of deteriorating credit quality on the Bank’s loan portfolio.

The following sections provide more detail on subjects presented in the overview.

CRITICAL ACCOUNTING POLICIES

BKFC has prepared all of the consolidated financial information in this report in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the consolidated financial statements in accordance with U.S. GAAP, BKFC makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

We have identified the accounting policy related to the allowance for loan losses as critical to the understanding of BKFC’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in reporting materially different amounts if conditions or underlying circumstances were to change.

The Bank maintains an allowance to absorb probable, incurred loan losses inherent in the loan portfolio. The allowance for loan losses is maintained at a level the Bank considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans. Loan losses are charged and recoveries are credited to the allowance for loan losses. Provisions for loan losses are based on the Bank’s review of its historical loan loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable loan losses. The Bank’s strategy for credit risk management includes a combination of conservative underwriting, documentation and collections standards, and quarterly management reviews of large loan exposures and loans experiencing deterioration of loan quality.

Larger commercial loans that exhibit probable or observed loan weaknesses are subject to individual review. Where appropriate, specific portions of the allowance are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bank. The review of individual loans includes those loans that are impaired as provided in Statement of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan. Impaired loans are those for which management has determined that it is probable that the customer will be unable to comply with the contractual terms of the loan. Loans so identified are reduced to the present value of expected future cash flows, or to the fair value of the collateral securing the loan, by the allocation of a portion of the allowance for loan losses to the loan. In addition, the Bank evaluates the collectibility of both principal and interest when assessing the need for loans being placed on non-accrual status. Non-accrual status denotes loans in which, in the opinion of management, the collection of additional interest is unlikely. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates applied to commercial loans are derived from analyzing a range of the loss experience sustained on loans according to their internal risk grade. These loss rates may be adjusted to account for environmental factors if warranted.

Homogeneous loans, such as consumer installment, residential mortgage and home equity loans are not individually risk graded. Rather, a range of historic loss experience of the portfolio is used to determine the appropriate allowance for the portfolios. Allocations for the allowance are established for each pool of loans based on the expected net charge-offs for one year.

A high and low range of reserve percentages is calculated to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. The position of the allowance for loan losses within the computed range may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions of credit quality. Factors that management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix of loans, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, and examination results from bank regulatory agencies and internal review by the credit department.

Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

FINANCIAL CONDITION

Our total assets at December 31, 2007 were $1,232,724,000 as compared to $1,051,563,000 at December 31, 2006, an increase of $181,161,000 (17%). This growth included the acquisition of First Bank which added approximately $74,000,000 in total assets, and included $63,000,000 in loans, and $63,000,000 in deposits on the liability side of the balance sheet. Total loans increased $135,613,000 (17%) to $949,714,000 at December 31, 2007, compared to $814,101,000 at December 31, 2006. The growth in loans was distributed relatively evenly between construction, residential real estate, commercial and commercial real estate in 2007, with increases of $38,995,000 (40%), $34,381,000 (19%), $31,218,000 (21%) and $27,291,000 (8%), respectively. The loan growth includes the addition of the First Bank loan portfolio, which was similar to the Bank portfolio in that the largest percentage of the First Bank loan portfolio was concentrated in commercial and commercial real estate loans. The majority of the Bank’s asset growth was funded by increases in deposits. Total deposits increased $147,652,000 (16%) to $1,062,079,000 at December 31, 2007, compared to $914,427,000 at December 31, 2006. The largest increase in deposits came from money market accounts, which increased $61,624,000, or 34%, from 2006. The Bank’s Money Market Index account, which is indexed to short-term interest rates, saw the majority of the growth as depositors moved and invested funds into this attractive yielding account.

Increases in goodwill and acquisitions intangibles were the result of the First Bank acquisition, which included $5,432,000 in goodwill and $2,630,000 in intangibles. The First Bank acquisition also contributed to the increase in other assets as a result of approximately $4,709,000 in a deferred tax asset resulting from a net operating loss carry-forward. Other changes on the asset side of the balance sheet included $49,345,000 (41%) growth in securities, which was partially offset by a $17,566,000 decrease in short term investments. Investments in short-term discount notes, which the Bank invested in as an alternative to federal funds, contributed to the growth in the securities portfolio. Other changes to liabilities included growth of $6,829,000 in short-term borrowings and an increase in notes payable of $18,433,000. The increase in notes payable resulted from $18,000,000 in trust preferred borrowings relating to the First Bank Acquisition. Total shareholders’ equity increased $6,602,000 (8%) to $93,485,000 at December 31, 2007, compared to $86,883,000 at December 31, 2006.

The following table illustrates the change in the mix of average assets during 2007 as compared to 2006 and 2005.

Table 1—Average Assets 2007, 2006 and 2005

(Dollars in Thousands)

Average Assets:	2007	As a % of total assets	2006	As a % of total assets	2005	As a % of total assets
Cash and due from banks	$29,157	2.6%	$28,716	3.0%	$34,654	3.9%
Short term investments	39,922	3.6%	13,464	1.4%	13,339	1.5%
Other interest-earning assets	4,772.4%		4,477.4%		4,236.5%
Securities	99,544	8.9%	89,191	9.2%	67,062	7.5%
Loans (net of allowance for loan losses)	875,853	78.1%	772,188	79.5%	720,528	80.9%
Premises and equipment	17,240	1.5%	17,492	1.8%	17,163	1.9%
Goodwill and acquisition intangibles	15,403	1.4%	12,474	1.3%	13,080	1.5%
Cash surrender value of life insurance	20,153	1.8%	19,407	2.0%	12,786	1.4%
Other assets	19,339	1.7%	13,905	1.4%	8,019.9%

Total average assets	$1,121,383	100.0%	$971,314	100.0%	$890,867	100.0%

RESULTS OF OPERATIONS

SUMMARY

2007 vs. 2006. Our net income was $11,131,000 for the year ended December 31, 2007, compared to $10,452,000 for the year ended December 31, 2006, an increase of $679,000 (7%). Net income for the year ended December 31, 2006 increased $325,000 (3%) from the $10,127,000 for the year ended December 31, 2005. The growth in earnings from 2006 to 2007 was driven by increases in non-interest income of $2,255,000 (19%) and net interest income of $2,943,000 (9%), and was offset by an increase in non-interest expense of $4,577,000 (16%). Increases in overdraft charges contributed to the growth in non-interest income. The growth in the net interest income was driven by the strong balance sheet growth and was offset by the negative impact of the volatile interest rate environment. The increase in non-interest expense was due to salaries and benefits, which increased $1,452,000 (10%) in 2007 compared to 2006, an increase of $596,000 in expenses associated with other real estate owned properties and an increase of $445,000 in amortization of intangible assets for 2007 are a result of the First Bank Acquisition.

2006 vs. 2005. The 2006 results reflected a $1,670,000, or 5%, increase in net interest income from 2005, which was offset by a $3,981,000, or 16%, increase in non-interest expense.

Contributing to the increase in non-interest expense was increased expense for stock options and additional compensation costs for added staffing at the Bank’s cash management operations center, which opened in February of 2005.

NET INTEREST INCOME

2007 vs. 2006. Net interest income grew to $37,236,000 in 2007, an increase of $2,943,000 (9%) over the $34,293,000 earned in 2006. The increase was driven by the growth in the balance sheet. As illustrated in Table 3, net interest income was positively impacted by the volume additions to the balance sheet by $4,186,000, which was partially offset by the rate variance, which had a $1,197,000 negative impact on net interest income. The volatile interest rate environment contributed to the unfavorable rate variance. The effects of this rate environment are demonstrated in Table 2, where the yield on interest earning assets increased by 19 basis points from 7.21% in 2006 to 7.40% in 2007, while the cost of interest bearing liabilities increased 41 basis points from 3.87% to 4.28%. The result of the rate variance was a decrease in the net interest margin from 3.90% in 2006 to 3.66% in 2007.

2006 vs. 2005. Net interest income grew to $34,293,000 in 2006, an increase of $1,670,000 (5%) over the $32,623,000 earned in 2005. The increase was driven by the growth in the balance sheet and an increase in the effect of net free funds (non-interest bearing liabilities and equity funded earning assets). As illustrated in Table 3, net interest income was positively impacted by the volume additions to the balance sheet by $2,785,000, which was partially offset by the rate variance, having a $1,127,000 negative impact on net interest income. Contributing to the unfavorable rate variance was the flattening yield curve in 2006. The flatness of the yield curve impacted interest on the Bank’s liabilities to a greater extent than interest income on assets, as more immediately repriceable deposits and certificates of deposit repriced more quickly than short-term assets. Also, long-term assets repriced at relatively lower rates. The effect of the flat yield contributed to the decrease in the net interest margin from 4.06% in 2005 to 3.90% in 2006. As illustrated in Table 2, rising interest levels had a positive effect on net free funds, which increased from 39 basis points in 2005 to 56 basis points in 2006.

Average Yield. The below table illustrates the Bank’s average balance sheet information and reflects the average yield on interest-earning assets, on a tax equivalent basis, and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are daily averages for the Bank and include nonaccruing loans in the loan portfolio, net of the allowance for loan losses.

Table 2—Average Balance Sheet Rates 2007, 2006 and 2005 (presented on a tax equivalent basis in thousands)

	Year ended December 31,
	2007			2006			2005
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)(2)	$883,893	$68,949	7.80%	$779,568	$59,256	7.60%	$727,924	$47,944	6.59%
Securities (2)	99,544	4,737	4.76	89,191	3,760	4.22	67,062	2,436	3.63
Other interest-earning assets	44,694	2,395	5.36	17,941	923	5.14	17,575	709	4.03

Total interest-earning assets	1,028,131	76,081	7.40	886,700	63,939	7.21	812,561	51,089	6.29

Non-interest-earning assets	93,252			84,614			78,306

Total assets	$1,121,383			$971,314			$890,867

Interest-bearing liabilities:
Transaction accounts	474,367	17,555	3.70	397,819	13,092	3.29	360,492	6,780	1.88
Time deposits	372,575	17,752	4.76	315,071	13,623	4.32	285,305	9,255	3.24
Borrowings	51,950	3,170	6.10	44,450	2,609	5.87	47,028	2,097	4.46

Total interest-bearing liabilities	898,892	38,477	4.28	757,340	29,324	3.87	692,825	18,132	2.62

Non-interest-bearing liabilities	132,657			130,921			120,780

Total liabilities	1,031,549			888,261			813,605
Shareholders’ equity	89,834			83,053			77,262

Total liabilities and shareholders’ equity	$1,121,383			$971,314			$890,867

Net interest income		$37,604			$34,615			$32,957

Interest rate spread			3.12%			3.34%			3.67%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.66%			3.90%			4.06%

Effect of Net Free Funds (the difference between the net interest margin and the interest rate spread)			.54%			.56%			.39%

Average interest-earning assets to interest-bearing liabilities	114.38%			117.08%			117.28%

(1)	Includes non-accrual loans.
(2)	Income presented on a tax equivalent basis using a 34.25% tax rate in 2007 and 2006 and a 35% tax rate in 2005. The tax equivalent adjustment was $368,000, $322,000, and $334,000, in 2007, 2006, and 2005, respectively.

Volume/Rate Analysis. The below table illustrates the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

Table 3—Volume/Rate Analysis (in thousands)

	Year ended December 31,
	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income attributable to:
Loans receivable	$8,104	$1,589	$9,693	$3,567	$7,745	$11,312
Securities	463	514	977	891	433	1,324
Other interest-earning assets(1)	1,432	40	1,472	15	199	214

Total interest-earning assets	9,999	2,145	12,142	4,473	8,377	12,850

Interest expense attributable to:
Transaction accounts	2,710	1,753	4,463	766	5,546	6,312
Time deposits	2,649	1,480	4,129	1,042	3,326	4,368
Borrowings	454	107	561	(120)	632	512

Total interest-bearing liabilities	5,813	3,340	9,153	1,688	9,504	11,192

Increase (decrease) in net interest income	$4,186	$(1,197)	$2,989	$2,785	$(1,127)	$1,658

(1)	Includes short-term investments and interest-bearing deposits in other financial institutions.

PROVISION FOR LOAN LOSSES

2007 vs. 2006. The provision for loan losses was $1,575,000 for the year ended December 31, 2007, compared to $1,700,000 for 2006. The decrease of $125,000 (7%) reflected a decrease in loans charged–off in 2007, which was offset by a higher level of non-performing loans. For the year ended December 31, 2007, net charge-offs were $998,000 or .11% of average loan balances compared to 2006 figures of $2,363,000 or .30% of average loan balances. The majority of the loans charged-off in 2007 had been reserved for in previous periods. Total non-accrual loans and loans past due 90 days or more were $9,047,000 (.95% of loans outstanding) at December 31, 2007, compared to $4,973,000 (.61% of loans outstanding) at December 31, 2006. The largest increase in non-performing loans since December 31, 2006 was a $1,700,000 residential development loan which resulted in the specific impairment reserve in the first quarter of 2007 and $350,000 of this relationship was charged-off in the fourth quarter of 2007. As the non-performing loan balances increased, the ratio of the allowance to nonperforming loans (coverage ratio) decreased from 139% at the end of 2006 to 94% at the end of 2007. Management’s evaluation of the inherent risk in the loan portfolio considers both historic losses and information regarding specific borrowers. The increase in the loan loss allowance to total loans ratio, from .85% at December 31, 2006 to .90% at December 31, 2007, was in part due to the allowance brought over in the First Bank Acquisition, which had relatively higher historical losses associated with its loan portfolio. Management continues to monitor the nonperforming relationships and has established appropriate reserves.

Non-performing assets, which include non-performing loans, other real estate owned and repossessed assets, totaled $13,164,000 at December 31, 2007 and $7,954,000 at December 31, 2006. This represents 1.07% of total assets at December 31, 2007 compared to .76% at December 31, 2006. The largest property included in the other real estate owned at December 31, 2007 was a repossessed commercial office building valued at $2,700,000 that was acquired in 2006.

2006 vs 2005. The provision for loan losses was $1,700,000 for the year ended December 31, 2006, compared to $1,825,000 for 2005. The decrease of $125,000 (7%) reflected an improvement in the level of non-performing loans in 2006. For the year ended December 31, 2006, net charge-offs were $2,363,000, or .30%, of average loan balances compared to 2005 figures of $1,458,000, or .20%, of average loan balances. The majority of the loans charged-off in 2006, including a $1,400,000 commercial loan charged off in the third quarter of 2006, had been reserved for in previous periods. Total non-accrual loans and loans past due 90 days or more were $4,973,000 (.61% of loans outstanding) at December 31, 2006 compared to $9,045,000 (1.24% of loans outstanding) at December 31, 2005. As the non-performing loan balances decreased, the ratio of the allowance to nonperforming loans (coverage ratio) increased from 84% at the end of 2005 to 139% at the end of 2006. In addition to the $1,400,000 loan charged off in the third quarter, the decrease in non-performing loans from December 31, 2005 included a $2,800,000 commercial loan that was foreclosed on by the Bank and classified as “other real estate owned.”

Allowance for Loan Losses. The allowance for loan losses as a percentage of total loans was .90% on December 31, 2007, which was an increase from .85% at December 31, 2006. This percentage increase represented an increase of $1,587,000, or 23%, in the allowance for loan losses from the end of 2006 to the end of 2007. The change in the loan loss allowance percentage was partially the result of the allowance brought over from the First Bank Acquisition. The amount of the allowance allocated to impaired loans at year end 2007 was $2,833,000, which was up 59% from the $1,783,000 at year end 2006. This 2007 amount allocated reserves included $400,000 of First Bank loans which were added to the impaired balances in the fourth quarter of 2007. The largest increase in allocated reserves was a $480,000 impairment of a $1,700,000 residential development loan. Management believes the current level of the allowance for loan losses is sufficient to absorb probable incurred losses in the loan portfolio. Management continues to monitor the loan portfolio closely and believes the provision for loan losses is directionally consistent with the changes in the probable losses inherent in the loan portfolio from 2006 to 2007. The Bank does not originate or purchase sub-prime loans for its portfolio. Management will continue to monitor and evaluate the effects of the slumping housing market conditions and any signs of deteriorating credit quality on the Bank’s loan portfolio.

Monitoring loan quality and maintaining an adequate allowance is an ongoing process overseen by senior management and the loan review function. On at least a quarterly basis, a formal analysis of the adequacy of the allowance is prepared and reviewed by management and the Board of Directors. This analysis serves as a point in time assessment of the level of the allowance and serves as a basis for provisions for loan losses. The loan quality monitoring process includes assigning loan grades and the use of a watch list to identify loans of concern.

For additional information on the allowance for loan losses, see the critical accounting policies section of this discussion.

Table 4—Analysis of the allowance for losses for the periods indicated:

	Year ended at December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Balance of allowance at beginning of period	$6,918	$7,581	$7,214	$6,855	$6,408
Recoveries of loans previously charged off:
Commercial loans	369	41	67	8	5
Consumer loans	106	40	11	2	26
Mortgage loans	23	0	0	0	1

Total recoveries	498	81	78	10	32

Loans charged off:
Commercial loans	1,097	2,208	1,127	936	335
Consumer loans	368	185	277	360	226
Mortgage loans	31	51	132	30	114

Total charge-offs	1,496	2,444	1,536	1,326	675

Net charge-offs	(998)	(2,363)	(1,458)	(1,316)	(643)
Provision for loan losses	1,575	1,700	1,825	1,675	1,090
Merger adjustment	1,010	0	0	0	0

Balance of allowance at end of period	$8,805	$6,918	$7,581	$7,214	$6,855

Net charge-offs to average loans outstanding for period	.11%	.30%	.20%	.19%	.10%

Allowance at end of period to loans at end of period	.90%	.85%	1.04%	1.00%	1.04%

Allowance to nonperforming loans at end of period	97.33%	139.11%	83.81%	140.21%	197.38%

NON-INTEREST INCOME

The following table shows the components of non-interest income and the percentage changes from 2007 to 2006 and from 2006 to 2005.

Table 5—Major Components of non-interest income (dollars in thousands)

	Year ended December 31,			Percentage Increase/(Decrease)
Non-interest income:	2007	2006	2005	2007/2006	2006/2005
Service charges and fees	$8,243	$5,976	$4,297	38%	39%
Gains on sale of real estate loans	919	1,056	965	(13)	9
Trust fee income	1,089	1,088	928	0	17
Bankcard transaction revenue	1,626	1,298	1,050	25	24
Company owned life insurance earnings	749	700	472	7	48
Other	1,417	1,670	1,373	15	22

Total non-interest income	$14,043	$11,788	$9,085	19%	30%

2007 vs. 2006. Total non-interest income increased $2,255,000 (19%) in 2007 from $11,788,000 in 2006 to $14,043,000 in 2007. Increases for 2007 included service charges and fees (up $2,267,000, or 38%), and bankcard transaction revenue (up $328,000, or 25%), which was partially offset by a decrease in other non-interest income (down $253,000, or 15%). Contributing to the decrease in other non-interest income was $202,000 in gains on the payoff of certain Federal Home Loan Bank advances that were recognized in 2006.

Contributing to the growth in service charges and fees was revenue from the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of the Bank paying items that overdraw the account up to a set limit. This new program contributed to the $2,024,000 or 61%, increase in overdraft revenue from $3,295,000 in 2006 to $5,320,000 in 2007.

The increase in bankcard transaction revenue reflects consumers continued acceptance of electronic forms of payment and the resulting growth in usage of the Bank’s debit and credit card products.

2006 vs. 2005. Total non-interest income increased $2,703,000 (30%) in 2006 from $9,085,000 in 2005 to $11,788,000 in 2006. Increases for 2006 included service charges and fees (up $1,679,000, or 39%), bankcard transaction revenue (up $248,000, or 24%), trust fee income (up $160,000, or 17%), gains on the sale of real estate loans (up $91,000, or 9%), and standby letters of credit fees (up $53,000, or 12%). Other non-interest income included $202,000 in gains on the payoff of certain Federal Home Loan Bank advances, due to the reversal of the remaining purchase accounting adjustment on such advances, which was offset by $264,000 in losses from the sale of other real estate owned. The Federal Home Loan Bank long-term advances were callable advances that were part of the assets purchased in 2002, and were assumed at their fair value at the date of purchase. As rates have risen, the assumed advances’ fair value has fallen below the amortized liability as of the date they were called, resulting in a gain. The losses on the sale of other real estate were $133,000 more in 2006 than the losses in 2005.

Revenue from cash management products and service charge fees from the Bank’s new overdraft program implemented in the third quarter of 2006, contributed to the growth in service charges and fees in 2006. This new program contributed to the $1,271,000 or 63% increase in overdraft revenue from $2,024,000 in 2005 to $3,295,000 in 2006. In 2005, the Bank began to provide a new cash management product by offering the service of consolidating returned checks for specific customers. The new cash management products included increased lockbox revenue and fees from the Bank’s consolidated returns product. The related fees from the new lockbox customers and the consolidated returns was approximately $338,000, or 47%, higher in 2006 as compared to 2005. The consolidating of returns helps national and regional retailers save money by routing the returned checks of their customers to one financial institution, versus through multiple local depository banks.

NON-INTEREST EXPENSE

The following table shows the components of non-interest income and the percentage changes from 2007 to 2006 and from 2006 to 2005.

Table 6—Major Components of non-interest expense (in thousands)

	Year ended December 31,			Percentage Increase/(Decrease)
Non-interest expense:	2007	2006	2005	2007/2006	2006/2005
Salaries and employee benefits	$16,402	$14,950	$12,228	10%	22%
Occupancy and equipment	4,517	4,076	3,881	11	5
Data processing	1,433	1,256	1,393	14	(10)
Advertising	854	740	618	15	20
ATM processing fees	875	820	674	7	22
Outside service fees	1,183	934	828	27	13
State bank taxes	1,258	1,192	1,007	5	20
Amortization of intangible assets	1,090	645	646	69	0
Other	6,107	4,529	3,886	35	16

Total non-interest expense	$33,719	$29,142	$25,161	16%	16%

2007 vs. 2006. Non-interest expense increased $4,577,000 (16%) to 33,719,000 for 2007, compared to $29,142,000 for 2006. The largest increase in non-interest expense was in salaries and benefits, which increased $1,452,000 (10%) in 2007 compared to 2006. The increase in salaries and benefits was the result of both annual merit increases and an increase in the number of employees. The total number of employees increased 18 (6%) from 314 at the end of 2006 to 332 at the end of 2007, and included the added employees from the First Bank acquisition. Other expenses in 2007 included an increase of $596,000 in expenses associated with other real estate owned properties from $270,000 in 2006 to $866,000 in 2007. The majority of this expense was the result of certain improvements made to a repossessed commercial office building. The increase of $445,000 in amortization of intangible assets for 2007 was the result of the First Bank Acquisition.

2006 vs. 2005. Non-interest expense increased $3,981,000 (16%) to $29,142,000 for 2006, compared to $25,161,000 in 2005. The largest increase in non-interest expense was in salaries and benefits, which increased $2,722,000 (22%) in 2006 compared to 2005. The increase in salaries and benefits included the additional compensation cost for added staffing in the Bank’s cash management operations center, which opened in February of 2005, and $755,000 in compensation cost for stock options. The Company recorded this stock option expense of $755,000 in 2006 in accordance with FAS 123(R), adopted on January 1, 2006. For comparison purposes, applying the new standards of FAS 123(R) to 2005 would have resulted in recording stock option compensation expense of $633,000. The operations center was opened to handle the increased lockbox item volume and expanded cash management product offerings, such as the service of consolidating returned checks. Other areas where additional staff was added in 2005 and 2006 included commercial and consumer lending, credit review, information technology, human resources, audit and accounting. Other expenses in 2006 included an increase of $215,000 in expenses associated with other real estate owned properties from $55,000 in 2005 to $270,000 in 2006. These expenses reflect the cost of maintaining these properties.

TAX EXPENSE

2007 vs. 2006. Federal income tax expense increased $67,000 (1%) to $4,854,000 for 2007 compared to $4,787,000 for 2006. The effective tax rate was 30.4% for 2007, which was a decrease of 1% from 31.4% in 2006. Contributing to the decrease in the effective tax rate was higher tax free revenue and a $100,000 historic tax credit realized in 2007.

2006 vs. 2005. Federal income tax expense increased $192,000 (4%) to $4,787,000 for 2006 compared to $4,595,000 for 2005. The effective tax rate was 31.4% for 2006, which was a slight increase of .2% from 31.2% in 2005.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The Bank enters into certain contractual obligations in the ordinary course of operations. Table 7 presents, as of December 31, 2007, the Bank’s significant fixed and determinable contractual obligations by payment date. The required payments under these contacts represent future cash requirements of the Bank. The payment amounts represent those amounts due to the recipient plus the unamortized premium on the FHLB advances.

Table 7—Contractual obligations (in thousands)

	Maturity by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
FHLB advances	$6,000	$—	$—	$6,000	$—
Subordinated debentures	36,083	—	—	—	36,083
Other notes payable	257	16	59	182	—
Northern Kentucky University arena naming rights	6,000	858	1,714	1,714	1,714
Thomas More College athletic field naming rights	1,000	1,000	—	—	—
Lease commitments	3,602	912	1,416	741	533

Total	$52,942	$2,786	$3,189	$8,637	$38,330

Lease commitments represent the total minimum lease payments under noncancelable leases.

In order to meet the financing needs of its customers, the Bank is also a party to certain financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the Corporation’s consolidated balance sheets. Table 8 presents, as of December 31, 2007, the Bank’s significant off-balance sheet commitments.

Table 8—Significant Off-Balance Sheet Commitments (in thousands)

	Maturity by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Unused lines of credit and loan commitments	$258,263	$136,353	$46,501	$5,821	$69,588
Standby letters of credit	65,304	41,088	17,707	3,568	2,941
FHLB letters of credit	124,800	124,800	—	—	—

Unused lines of credit and loan commitments assure a borrower of financing for a specified period of time at a specified rate. The risk to the Bank under such commitments is limited to the terms of the contracts. For example, the Bank may not be obligated to advance funds if the customer’s financial condition deteriorates or if the customer fails to meet specific covenants. An approved, but unfunded, loan commitment represents a potential credit risk once the funds are advanced to the customer. The unused lines of credit and loan commitments also represent a future cash requirement, but this cash requirement will be limited since many commitments are expected to expire or only be used partially.

Standby letters of credit represent commitments by the Bank to repay a third-party beneficiary when a customer fails to repay a loan or debt instrument. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. In addition to credit risk, the letters of credit could present an immediate cash requirement if the obligations require funding.

The Bank maintains letters of credit from the FHLB to collateralize public funds deposits. These letters of credit reduce the Bank’s available borrowing line at the FHLB.

On March 3, 2005, the Bank entered into an agreement with Northern Kentucky University (the “University”) whereby the University granted to the Bank the naming rights for the new Northern Kentucky University Arena (the “Arena”) to be constructed on the campus of the University for a term commencing immediately upon execution of the document and expiring 20 years after the opening of the Arena. In consideration of such naming rights, the Bank agreed to pay the lesser of 10% of the total construction cost of the Arena or $6,000,000, such sum to be paid in seven equal annual installments beginning after substantial completion and opening of the Arena. The cost of the naming rights will be amortized over the life of the contract commencing on the opening of the Arena, which will take place in 2008.

In the second quarter of 2007, the Bank and Thomas More College (the “College”) announced a naming rights agreement for the new athletic field being constructed on the College’s campus. The Bank committed $1,000,000 to the project, which will be named The Bank of Kentucky Field (the “Field”). The cost of the naming rights will be amortized over the 25-year life of the agreement commencing on the opening of the Field.

Further discussion of the Bank’s contractual obligations and off-balance sheet activities is included in Note 15 of the Corporation’s consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to the availability of sufficient levels of cash to fund operations, such as meeting deposit withdrawals, funding loan commitments, paying expenses and meeting its quarterly payment obligations under certain subordinated debentures issued by BKFC in connection with the issuance of floating rate redeemable trust preferred securities issued by BKFC’s unconsolidated trust subsidiary. The source of the funds for BKFC’s debt obligations is dependent on the Bank and BKFC’s line of credit. During 2007, the Bank funded its loan growth with growth in deposits and equity. At December 31, 2007, the Bank’s customers had available $314,265,000 in unused lines and letters of credit, and the Bank has further extended loan commitments totaling $9,302,000. Historically, many such commitments have expired without being drawn and, accordingly, do not necessarily represent future cash commitments.

If needed, the Bank has the ability to borrow term and overnight funds from the Federal Home Loan Bank or other financial intermediaries. In addition BKFC has a $10,000,000 line of credit with U.S Bank that had $2,200,000 outstanding at December 31, 2007. Further, the Bank has $152,069,000 of securities designated as available-for-sale and an additional $3,147,000 of held-to-maturity securities that mature within one year that can serve as sources of funds. Management is satisfied that BKFC’s liquidity is sufficient at December 31, 2007 to meet known and potential obligations.

As illustrated in the Company’s statement of cash flows, the net change in cash and cash equivalents resulted in a decrease of $15,983,000. Net income provided $11,131,000 of the $14,555,000 in the Bank’s cash flows from operating activities, while the largest cash outflow from investing activities was in the form of an increase in loans of $75,574,000. The largest source of cash from financing activities came from the increase of $84,470,000 in deposits.

Both BKFC and the Bank are required to comply with capital requirements promulgated by their primary regulators. These regulations and other regulatory requirements limit the amount of dividends that may be paid by the Bank to BKFC and by BKFC to its shareholders. In 2007, BKFC paid cash dividends of $.46 per share totaling $2,651,000.

The FDIC has issued regulations relating a bank’s deposit insurance assessment and certain aspects of its operations to specified capital levels. A “well-capitalized” bank, one with a leverage ratio of 5% or more and a total risk-based capital ratio of 10% or more, and no particular areas of supervisory concern, pays the lowest premium and is subject to the fewest restrictions. The Bank’s capital levels and ratios exceed the regulatory definitions of well-capitalized institutions. At December 31, 2007, BKFC’s leverage and total risk-based capital ratios were 7.84% and 10.12%, respectively, which exceed all required ratios established for bank holding companies.

EFFECT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented in this annual report have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial company, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ADOPTION OF NEW ACCOUNTING STANDARDS:

The Company adopted the provisions of Financial Accounting Standards Board (the “FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. The adoption of FIN 48 had no effect on the Company’s financial statements. The Company had no unrecognized tax benefits as of January 1, 2007, and did not recognize any increase in unrecognized benefits during 2007 relative to any tax positions taken in 2007. Should the accrual of any interest or penalties relative to unrecognized tax benefits be necessary, it is the Company’s policy to record such accruals in its income tax accounts; no such accruals exist as of December 31, 2007. The Company and its subsidiary file a consolidated U.S. federal income tax return, which is subject to examination for all years after 2003.

In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments an Amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard did not have a material impact on the Corporation’s financial statements.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. The adoption of this standard did not have a material impact on the Corporation’s financial statements.

EFFECT OF NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

In September 2006, “FASB”, issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The new standard is effective for fiscal years beginning after November 15, 2007. The Corporation does not believe the adoption of this issue will have a material impact on its financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Corporation does not believe the adoption of this issue will have a material impact on its financial statements.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

Item 7A.	Quantitative and Qualitative Disclosure about Market Risk

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to interest rate risk, exchange rate risk, equity price risk or commodity price risk. The Bank does not maintain a trading account for any class of financial instrument and is not currently subject to foreign currency exchange rate risk, equity price risk or commodity price risk. The Bank’s market risk is composed primarily of interest rate risk.

The Bank utilizes an earnings simulation model to measure and define the amount of interest rate risk it assumes. Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a decline in fair market values. Interest rate risk results from the fact that the interest sensitive assets and liabilities can adjust their rates at different times and by different amounts. The goal of asset/liability management is to maintain a high, yet stable, net interest margin and to manage the effect that changes in market interest rates will have on net interest income. A common measure of interest rate risk is interest rate “gap” measurement. The gap is the difference, in dollars, between the amount of interest-earning assets and interest-bearing liabilities that will reprice within a certain time frame. Repricing can occur when an asset or liability matures or, if an adjustable rate instrument, when it can be adjusted. Typically, the measurement will focus on the interest rate gap position over the next 12 months. An institution is said to have a negative gap position when more interest-bearing liabilities reprice within a certain period than interest-earning assets, and a positive gap position when more interest-earning assets reprice than interest-bearing liabilities. Interest rate gap is considered an indicator of the effect that changing rates may have on net interest income. Generally, an institution with a negative gap will benefit from declining market interest rates and be negatively impacted by rising interest rates. The Bank currently is in a negative gap position, $152,561,000 (12.37%), and as a result would, without considering other factors, generally benefit from lower rates and be negatively impacted by higher interest rates. The ability to benefit from the Bank’s liability-sensitive position would depend on a number of factors, including: the competitive pressures on consumer deposit and loan pricing, the movement of certain deposit rate indices in relationship to asset rate indices, and the extent of the decrease in the rate environment.

At December 31, 2007, BKFC’s 12-month interest rate gap position, as measured by the Bank’s asset/liability model, was negative. Over the succeeding 12 months, interest rate sensitive liabilities exceeded interest rate sensitive assets by $152,561,000 (12.37% of total assets). At December 31, 2006, interest rate sensitive liabilities exceeded interest rate sensitive assets by $72,882,000 (6.93% of total assets). Contributing to the increased liability sensitive position from 2006 to 2007 was the increase in money market accounts and the addition of $18,000,000 in trust preferred securities issued in connection with the First Bank Acquisition. An assumption, based on historical behavior, contributing to the Company’s gap position is that the balances in NOW and savings accounts react within a two-year timeframe to market rate changes, rather than reacting immediately. These instruments are not tied to specific indices and are only influenced by market conditions and other factors. The Bank’s experience with NOW and savings accounts has been that they have repriced at a pace equal to approximately 25% of a prime change. Accordingly, a general movement in interest rates may not have an immediate effect on the rates paid on those deposit accounts.

The Bank’s asset/liability management policy establishes guidelines governing the amount of interest income at risk, market value at risk and parameters for the gap position. Management continually monitors these risks through the use of gap analysis and the earnings simulation model. The simulation model is used to estimate and evaluate the impact of changing interest rates on earnings and market value. The model projects the effect of instantaneous movements in interest rates of both 100 and 200 basis points. The changes in market values for these rate assumptions are within the Bank’s acceptable ranges. The assumptions used in the simulation are inherently uncertain and, as a result, the model cannot precisely measure future net interest income. The results of the model are used by management to approximate the results of rate changes and do not indicate actual expected results. Actual results will differ from the model’s simulated results due to timing, frequency of interest rate changes as well as changes in various management strategies and market conditions. Additionally, as seen in 2007, and discussed in the net interest income section of this report, actual results can differ materially from the model if interest rates do not move equally across the yield curve.

The difference in the estimates of net interest income change, as shown below, between 2006 to 2007 was a result of the same influences that increased the liability sensitivity of the Company’s gap position. As shown below, the December 31, 2007 simulation analysis indicates that the Company is in a negative interest rate sensitive position and would benefit from a decrease in market interest rates.

Net interest income estimates are summarized below.

	Net Interest Income Change
	2006	2007
Increase 200 bp	(2.03)%	(0.17)%
Increase 100 bp	(1.01)	0.01
Decrease 100 bp	1.03	(0.02)
Decrease 200 bp	1.61	(0.54)

The table below provides information about the quantitative market risk of interest sensitive instruments at December 31, 2007 (dollars in thousands) and shows the contractually repricing intervals, and related average interest rates, for each of the next five years and thereafter. As discussed above, while this table uses the contractual repricing intervals for NOW and savings accounts and therefore reflects the Bank’s ability to adjust rates on those accounts at any time, the Bank’s interest rate risk model incorporates assumptions based on historical behavior to determine the expected repricing of these deposits. The amounts included in loans excludes allowance for loan losses, deferred fees, in process accounts and purchase accounting adjustments:

Table 9—Balance sheet repricing data (in thousands)

	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Repricing in:
Federal Funds Sold	569	—	—	—	—	—	569	569
Average Interest Rate	4.42%	—	—	—	—	—	—	—
Interest Bearing Deposits	100	—	—	—	—	—	100	100
Average Interest Rate	3.40%	—	—	—	—	—	—	—
Securities	101,672	7,189	3,063	18,027	8,875	29,473	168,299	168,239
Average Interest Rate	3.02%	4.48%	4.96%	4.99%	4.80%	4.49%	—	—
FHLB Stock	4,766	—	—	—	—	—	4,766	4,766
Average Interest Rate	7.00%	—	—	—	—	—	—	—
Loans	540,926	63,453	57,499	118,090	63,097	108,085	951,150	955,779
Average Interest Rate	7.25%	7.23%	7.39%	7.31%	7.19%	7.16%	—	—

Liabilities
Savings, NOW, MMA	520,994	—	—	—	—	—	520,994	520,994
Average Interest Rate	3.33%	—	—	—	—	—	—	—
CDs and IRAs	311,224	46,436	9,979	3,702	832	1,334	373,507	375,622
Average Interest Rate	4.97%	4.81%	4.81%	4.52%	4.92%	4.44%	—	—
Borrowings	22,789	—	—	—	—	—	22,789	22,789
Average Interest Rate	4.34%	—	—	—	—	—	—	—
Notes Payable	35,000	—	—	—	6,000	1,340	42,340	42,542
Average Interest Rate	7.35%	—	—	—	5.01%	2.07%	—	—

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Appendix C

Bank of Kentucky Financial Corporation Unaudited Condensed Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and September 30, 2007, and for the nine months ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Item 1.	Financial Statements

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share data - unaudited)

	September 30 2008	December 31 2007
Assets
Cash and cash equivalents	$44,659	$38,876
Interest bearing deposits with banks	100	100
Available-for-sale securities	72,601	152,069
Held-to-maturity securities	25,218	16,230
Loans held for sale	891	2,673
Total loans	999,393	949,714
Less: Allowances for loan losses	9,464	8,505

Net loans	989,929	941,209
Premises and equipment, net	19,196	17,764
FHLB stock, at cost	4,959	4,766
Goodwill	15,209	15,209
Acquisition intangibles, net	2,849	3,830
Cash surrender value of life insurance	21,125	20,528
Accrued interest receivable and other assets	17,603	19,470

Total assets	$1,214,339	$1,232,724

Liabilities & Shareholders’ Equity

Liabilities
Deposits	$992,493	$1,062,079
Short-term borrowings	68,454	22,789
Notes payable	44,802	42,340
Accrued interest payable and other liabilities	10,871	12,031

Total liabilities	1,116,620	1,139,239

Shareholders’ Equity
Common stock, no par value, 15,000,000 shares authorized, 5,606,607 (2008) and 5,684,207 (2007) shares issued and outstanding	3,098	3,098
Additional paid-in capital	2,559	3,880
Retained earnings	91,817	86,305
Accumulated other comprehensive income	245	202

Total shareholders’ equity	97,719	93,485

Total liabilities and shareholders’ equity	$1,214,339	$1,232,724

See accompanying notes

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands, except per share data - unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
INTEREST INCOME
Loans, including related fees	$15,749	$18,076	$48,320	$50,856
Securities and other	1,114	1,735	4,094	4,894

Total interest income	16,863	19,811	52,414	55,750

INTEREST EXPENSE
Deposits	5,607	9,218	19,863	25,961
Borrowings	712	912	2,283	2,247

Total interest expense	6,319	10,130	22,146	28,208

Net interest income	10,544	9,681	30,268	27,542
Provision for loan losses	775	100	3,175	1,050

Net interest income after provision for loan losses	9,769	9,581	27,093	26,492

NON-INTEREST INCOME
Service charges and fees	2,452	2,117	6,649	6,086
Gain on securities	0	0	0	0
Gain on loans sold	116	202	717	692
Other	1,339	1,198	3,752	3,721

Total non-interest income	3,907	3,517	11,118	10,499

NON-INTEREST EXPENSE
Salaries and benefits	4,224	4,119	12,499	12,236
Occupancy and equipment	1,191	1,158	3,586	3,339
Data processing	336	352	1,035	1,055
Advertising	263	240	594	663
Other	2,720	2,733	8,152	7,935

Total non-interest expense	8,734	8,602	25,866	25,228

INCOME BEFORE INCOME TAXES	4,942	4,496	12,345	11,763
Less: income taxes	1,523	1,455	3,795	3,717

NET INCOME	$3,419	$3,041	$8,550	$8,046

Other comprehensive income	214	340	43	333

COMPREHENSIVE INCOME	$3,633	$3,381	$8,593	$8,379

Earnings per share, basic	$.61	$.53	$1.52	$1.39
Earnings per share, diluted	$.61	$.53	$1.52	$1.39

See accompanying notes

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(Dollars in thousands, except per share data - unaudited)

	2008	2007
Balance as of January 1	$93,485	$86,883
Comprehensive Income:
Net Income	8,550	8,046
Change in net unrealized gain(loss), net of tax	43	333

Total Comprehensive Income	8,593	8,379

Cash dividends paid	(3,038)	(2,651)
Exercise of stock options (2,700 and 41,328 shares), including tax benefit	44	747
Stock-based compensation expense	501	684
Stock repurchase and retirement (80,300 and 91,400 shares)	(1,866)	(2,982)

Balance as of September 30	$97,719	$91,060

Dividends per share	$0.54	$0.46

See accompanying notes

THE BANK OF KENTUCKY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(Dollars in thousands - unaudited)

	2008	2007
Cash Flows from Operating Activities

Net income	$8,550	$8,046
Adjustments to reconcile net income to net cash
From operating activities	7,324	2,987

Net cash from operating activities	15,874	11,033

Cash flows from Investing Activities

Proceeds from paydowns and maturities of held-to-maturity securities	4,897	2,935
Proceeds from paydowns and maturities of available-for-sale securities	177,869	217,787
Purchases of held-to-maturity securities	(13,894)	(5,204)
Purchases of available-for-sale securities	(98,301)	(196,011)
Net change in loans	(53,519)	(45,426)
Proceeds from the sale of other real estate	1,792	100
Property and equipment expenditures	(2,616)	(1,320)
Net payments in acquisition	—	(11,929)

Net cash from investing activities	16,228	(39,068)

Cash Flows from Financing Activities

Net change in deposits	(69,586)	11,129
Net change in short-term borrowings	45,665	4,094
Advance on notes payable	20,000	18,557
Proceeds from exercise of stock options	44	747
Cash dividends paid	(3,038)	(2,651)
Stock repurchase and retirement	(1,866)	(2,982)
Payments on note payable	(17,538)	(10)

Net cash from financing activities	(26,319)	28,884

Net change in cash and cash equivalents	5,783	849
Cash and cash equivalents at beginning of period	38,876	54,859

Cash and cash equivalents at end of period	$44,659	$55,708

See accompanying notes

THE BANK OF KENTUCKY FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2008

(unaudited)

Note 1 – Basis of Presentation:

The condensed consolidated financial statements include the accounts of The Bank of Kentucky Financial Corporation (“BKFC” or the “Company”) and its wholly owned subsidiary, The Bank of Kentucky, Inc. (the “Bank”). All significant intercompany accounts and transactions have been eliminated.

Note 2 – General:

These financial statements were prepared in accordance with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X and, therefore, do not include all of the disclosures necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Except for required accounting changes, these financial statements have been prepared on a basis consistent with the annual financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position at the end of and for the periods presented. It is suggested that these consolidated financial statements and notes be read in conjunction with the financial statements and notes thereto in The Bank of Kentucky Financial Corporation December 31, 2007 Annual Report on Form 10-K.

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair values of financial instruments, in particular, are subject to change.

Note 3 – Earnings per Share:

Earnings per share are computed based upon the weighted average number of shares outstanding during the three and nine month periods. Diluted earnings per share are computed assuming that average stock options outstanding are exercised and the proceeds, including the relevant tax benefit, are used entirely to reacquire shares at the average price for the period. For the three months ended September 2008 and 2007, 595,350 and 418,306 options were not considered, as they were not dilutive, and for the nine months ended September 2008 and 2007, 547,005 and 373,327 options were not considered, as they were not dilutive. The following table presents the numbers of shares used to compute basic and diluted earnings per share for the indicated periods:

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Weighted average shares outstanding	5,606,607	5,745,799	5,626,046	5,769,464
Dilutive effects of assumed exercises of Stock Options	373	22,077	6,051	26,951

Shares used to compute diluted Earnings per share	5,606,980	5,767,876	5,632,097	5,796,415

Note 4 – Stock-Based Compensation:

Options to buy stock are granted to directors, officers and employees under the Company’s stock option and incentive plan (the “Plan”) which provides for the issuance of up to 1,200,000 shares. The specific terms of each option agreement are determined by the Compensation Committee at the date of the grant. For current options outstanding, options granted to directors vest immediately and options granted to employees generally vest evenly over a five-year period.

The Company recorded stock option expense of $141,000 ($141,000, net of taxes) and $501,000 ($474,000, net of taxes) for the three and nine months ended September 30, 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), adopted on January 1, 2006.

Note 5 – Cash and Cash Equivalents:

Cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and investments in money market mutual funds. The Company reports net cash flows for customer loan and deposit transactions, and interest-bearing balances with banks and short-term borrowings with maturities of 90 days or less.

Note 6 – Reclassification:

Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications have no effect on previously reported net income or shareholders’ equity.

Note 7 – Adoption of New Accounting Standards

Fair Value Option and Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The standard establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008, the effective date of the standard.

SAB 109

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. As a result of the bulletin, the Company’s revenue increased $52,000 for the first nine months of 2008; however, the revenue in the third quarter of 2008 was not affected.

Note 8 – Disclosures About Fair Value of Assets and Liabilities:

SFAS 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). One corporate security is valued at book value ($1,300,000) because there is no market activity for this issue. Book value is used for this particular corporate security as a result of its current credit and interest rate characteristics (Level 3). The credit quality of the security is reviewed periodically and shows no deterioration since the security was purchased. The interest rate is variable, so changes in the rate environment are reflected in the actual interest received, and the spreads on associated with like kind securities, in the current market, are in line with the spread on this security. Assets and liabilities measured at fair value on a recurring and non-recurring basis as of September 30, 2008 are listed below.

Assets and Liabilities Measured on a Recurring Basis

(Dollars in thousands)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at September 30, 2008 Using
	September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities	$72,601	$—	$71,301	$1,300

There were no gains or losses for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the quarter ended September 30, 2008.

There were no changes in unrealized gains and losses recorded in earnings for the quarter ended September 30, 2008 for Level 3 assets and liabilities that are still held at September 30, 2008.

Assets and Liabilities Measured on a Non-Recurring Basis

(Dollars in thousands)

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at September 30, 2008 Using
	September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans	$7,614	$—	$1,272	$6,342

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a gross carrying amount of $10,826, with a valuation allowance of $3,212, resulting in an additional provision for loan losses of $607 for the third quarter of 2008.

Values for collateral dependent loans are generally based on appraisals obtained from licensed real estate appraisals and in certain circumstances consideration of offers obtained to purchase properties prior to foreclosure or other factors management deems relevant to arrive at a representative fair value. Appraisals for commercial real estate generally use three methods to derive value: cost, sales or market comparison and income approach. The cost method bases value on the cost to replace the current property. Values using the market comparison approach evaluate the sales price of similar properties in the same market area. The income approach considers net operating income generated by the property and an investor’s required return. The final fair value is based on a reconciliation of these three approaches.

Note 9 – Participation in the Treasury Capital Purchase Program

On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which provides the U. S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the EESA is the Capital Purchase Program (CPP), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. Applications must be submitted by November 14, 2008 and are subject to approval by the Treasury. The CPP provides for a minimum investment of 1% of risk-weighted assets, with a maximum investment equal to the lesser of 3% of total risk-weighted assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury investment, and a dividend of 9%, thereafter. The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury. The Company is evaluating whether to apply for participation in the CPP. Participation in the CPP is not automatic and subject to approval by the Treasury.

Appendix D

Management’s Discussion and Analysis of Financial Condition at September 30, 2008 and September 30, 2007, and Results of Operations for the three and nine months ended September 30, 2008 and September 30, 2007, and Quantitative and Qualitative Disclosures about Market Risk, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Form 10-Q contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of either The Bank of Kentucky Financial Corporation (“BKFC” or the “Company”) or The Bank of Kentucky, Inc (the “Bank”) or both.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, in addition to those described in Item 1A of BKFC’s annual report on Form 10-K or other BKFC reports on file with the Commission, the following: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter BKFC’s and the Bank’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Bank is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Bank’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform; and (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated, or may result in unforeseen integration difficulties. Forward-looking statements speak only as of the date they are made, and BFKC undertakes no obligation to update them in light of new information or future events.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.

Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience, on information from regulators and third party professionals and on various assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

The Company believes its critical accounting policies and estimates include the valuation of the allowance for loan losses. Based on management’s calculations, an allowance of $9,464,000 or .95% of total loans was an appropriate estimate of losses within the loan portfolio as of September 30, 2008. This estimate resulted in a provision for loan losses on the income statement of $3,175,000 for the nine months ended September 30, 2008. If the mix and amount of future losses differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.

OVERVIEW

For the third quarter and the first nine months of 2008, the Company reported an increase in diluted net income per share of 15% for the quarter, and 9% for the first nine months of 2008, as compared to the same periods in 2007. Revenues increased $1,253,000 or 9% for the third quarter of 2008, with an $863,000 (9%) increase in net interest income and a $390,000 (11%) increase in other non-interest income as compared to the same quarter in 2007. Contributing to the increase in net interest income was a 18 basis point improvement in the net interest margin from the third quarter of 2007 to the third quarter of 2008. Offsetting the revenue increase was the addition of $675,000 in provision for loan losses as compared to the third quarter of 2007. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the third quarter of 2008 as compared to the same period in 2007, and management’s concerns over the declining housing market and overall deteriorating economic conditions.

FINANCIAL CONDITION

Total assets at September 30, 2008 were $1,214,339,000 as compared to $1,232,724,000 at December 31, 2007, a decrease of $18,385,000 (1%). Loans outstanding increased $49,679,000 (5%) from $949,714,000 at December 31, 2007 to $999,393,000 at September 30, 2008, while available-for-sale securities decreased $79,468,000 (52%) for the same time period. As Table 1 illustrates, the growth in the loan portfolio in the third quarter of 2008 came from increases in one to four family residential loans of $16,624,000 (8%) and nonresidential real estate loans of $36,509,000 (9%). Contributing to the decrease in the available-for-sale securities was the run-off of short-term discount notes, which the Bank invested in at the end of 2007 as an alternative to federal funds, a portion of which were used to pledge as collateral for public fund deposits, which have decreased approximately $45,140,000 since December 31, 2007.

Deposits decreased $69,586,000 (7%) to $992,493,000 at September 30, 2008, compared to $1,062,079,000 at December 31, 2007, while short-term borrowings increased $45,665,000 (200%) to $68,454,000 at September 30, 2008 from $22,789,000 at December 31, 2007. The decrease in deposits was affected by the seasonal fluctuation in public fund deposits, which represent the collateralized balances of local municipalities, school boards and other county government agencies. Public funds deposits were down approximately $45,140,000 from December 31, 2007 to September 30, 2008. Deposits other than public fund deposits decreased $24,446,000 since December 31, 2007. Contributing to the decrease in other deposits was management’s decision to resist matching competitors’ promotions on high yield CD’s and money market accounts. The increase in short-term borrowings included a $30,000,000 increase in fed funds borrowed and a $10,000,000 increase in short-term borrowing from the Federal Home Loan Bank. Management expects the seasonal increase in public funds in the fourth quarter of 2008 to closely approximate previous years.

Table 1 The following table sets forth the composition of the Bank’s loans and deposits at the dates indicated:

	September 30, 2008		December 31, 2007
	Amount	%	Amount	%
	(Dollars in thousands)
Type of Loan:
Nonresidential real estate loans	$423,743	42.4%	$387,234	40.7%
One- to four-family residential real estate loans	232,539	23.2	215,915	22.7

Commercial loans	181,905	18.2	182,431	19.2
Consumer loans	18,400	1.8	20,601	2.2

Construction and land development loans	136,520	13.7	134,807	14.2
Municipal obligations	6,892	0.7	9,354	1.0

Total loans	$999,999	100.0%	$950,342	100.0%

Less:
Deferred loan fees	606		628
Allowance for loan losses	9,464		8,505

Net loans	$989,929		$941,209

Type of Deposit:
Non interest bearing deposits	$163,443	16.5%	$167,578	15.8%
Interest bearing transaction deposits	197,387	19.9	245,604	23.1
Money market deposits	230,941	23.3	244,860	23.0
Savings deposits	36,078	3.6	30,530	2.9
Certificates of deposits	311,270	31.3	319,577	30.1
Individual Retirement accounts	53,374	5.4	53,930	5.1

Total Deposits	$992,493	100.0%	$1,062,079	100.0%

RESULTS OF OPERATIONS

GENERAL

Net income year to date increased from $8,046,000 ($1.39 diluted earnings per share) in 2007 to $8,550,000 ($1.52 diluted earnings per share) in 2008, an increase of $504,000 (6%). Net income for the quarter ended September 30, 2008 was $3,419,000 ($.61 diluted earnings per share) as compared to $3,041,000 ($.53 diluted earnings per share) during the same period of 2007, an increase of $378,000 (12%). The primary reason for the increase in earnings from the first nine months of 2008 was a $3,345,000 (9%) increase in revenue, which was partially offset by a $2,125,000 (202%) increase in the provision for loan losses. The increase in revenue included a $2,726,000 (10%) increase in net interest income and $619,000 (6%) increase in non-interest income. Contributing to the increase in non-interest income were service charges and fees (up $563,000, 9%). Incentive salary accruals decreased $408,000 (49%) for the first nine months of 2008 as a result of not achieving earnings objectives.

NET INTEREST INCOME

Net interest income increased $863,000 (9%) in the third quarter of 2008 as compared to the same period in 2007, while the year to date total increased $2,726,000 (10%) from $27,542,000 in 2007 to $30,268,000 in 2008. As illustrated in Table 4, the majority of the growth in net interest income was the result of growth and the mix of earning assets in the balance sheet. The table shows the net interest income on a fully tax equivalent basis was positively impacted by the volume additions to the balance sheet by $820,000. As illustrated in Table 2, contributing to the favorable volume variance was average earning assets increasing $45,195,000 or 4% from the third quarter of 2007 to the third quarter of 2008, while average interest bearing liabilities only increased $25,024,000 or 3% to $931,626,000 from the third quarter of 2007 to the third quarter of 2008. Also contributing to the favorable volume variance was the mix of the growth in earning assets from 2007 to 2008. As further illustrated in Table 2, higher yielding loans increased $77,706,000 or 9% from the third quarter of 2007 while the lower yielding other interest-earning assets decreased $32,611,000 or 415% from 2007.

As illustrated in Table 2, the net interest margin of 3.86% for the third quarter of 2008 was 18 basis points greater than the 3.68% net interest margin for the third quarter of 2007, while table 3 shows that the net interest margin of 3.69% for the first nine months of 2008 was 2 basis points lower than the 3.71% for the first nine months of 2007. Also, on a sequential basis, the net interest margin increased 18 basis points from the 3.68% net interest margin in the second quarter of 2008. Contributing to the increase in the net interest margin from the third quarter of 2007 was the cost of interest bearing liabilities decreasing faster than the yield on earning assets was decreasing. The cost of interest bearing liabilities decreased 174 basis points from 4.43% for the third quarter of 2007 to 2.69% in the third quarter of 2008, while the yield on earning assets only decreased 136 basis points from 7.50% for the third quarter of 2007 to 6.14% in the third quarter of 2008.

The Company uses an earnings simulation model to estimate and evaluate the impact of changing interest rates on earnings. The model projects the effect of instantaneous movements in interest rates of both 100 and 200 basis points. By simulating the effects of movements in interest rates the model can estimate the Company’s interest rate exposure. The results of the model are used by management to approximate the results of rate changes and do not indicate actual expected results. As shown below, the September 30, 2008 simulation analysis indicates that the Company is in a slightly liability interest rate sensitive position with the net interest income benefiting from declining rates and being reduced by rising rates.

Net interest income estimates are summarized below.

Interest Rate	Net Interest Income Change
Increase 200 bp	(3.61)%
Increase 100 bp	(1.82)
Decrease 100 bp	1.36
Decrease 200 bp	.53

Tables 2 and 3 set forth certain information relating to the Bank’s average balance sheet information and reflect the average yield on interest-earning assets, on a tax equivalent basis, and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are daily averages for the Bank and include nonaccruing loans in the loan portfolio, net of the allowance for loan losses.

Table 2- Average Balance Sheet Rates for Three Months Ended September 30, 2008 and 2007 (presented on a tax equivalent basis in thousands)

	Three Months ended September 30, 2008			Three Months ended September 30, 2007
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
Interest-earning assets:
Loans receivable (1)(2)	$991,206	15,784	6.32%	$913,500	$18,124	7.87%
Securities (2)	99,185	1,145	4.58	99,085	1,230	4.92
Other interest-earning assets	7,865	81	4.14	40,476	548	5.37

Total interest-earning assets	1,098,256	17,010	6.14	1,053,061	19,902	7.50

Non-interest-earning assets	97,033			91,731

Total assets	$1,195,289			$1,144,792

Interest-bearing liabilities:
Transaction accounts	492,501	2,013	1.62	476,159	4,503	3.75
Time deposits	359,898	3,594	3.96	371,889	4,715	5.03
Borrowings	79,227	712	3.57	58,554	912	6.18

Total interest-bearing liabilities	931,626	6,319	2.69	906,602	10,130	4.43

Non-interest-bearing liabilities	167,045			147,587

Total liabilities	1,098,671			1,054,189
Shareholders’ equity	96,618			90,603

Total liabilities and shareholders’ equity	$1,195,289			$1,144,792

Net interest income		$10,691			$9,772

Interest rate spread			3.45%			3.07%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.86%			3.68%

Effect of Net Free Funds (earning assets funded by non interest bearing liabilities)			.41%			.61%

Average interest-earning assets to interest-bearing liabilities	117.89%			116.15%

(1)	Includes non-accrual loans.
(2)	Income presented on a tax equivalent basis using a 34.4% and 34.25% tax rate in 2008 and 2007, respectively. The tax equivalent adjustment was $147,000 and $91,000 in 2008 and 2007 respectively.

Table 3- Average Balance Sheet Rates for Nine Months Ended September 30, 2008 and 2007 (presented on a tax equivalent basis in thousands)

	Nine Months ended September 30, 2008			Nine Months ended September 30, 2007
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
Interest-earning assets:
Loans receivable (1)(2)	$972,194	$48,448	6.68%	$866,208	$50,983	7.87%
Securities (2)	111,063	3,656	4.41	92,034	3,274	4.76
Other interest-earning assets	31,004	721	3.11	43,250	1,744	5.39

Total interest-earning assets	1,114,261	52,825	6.33	1,001,492	56,001	7.47

Non-interest-earning assets	94,992			88,272

Total assets	$1,209,253			$1,089,764

Interest-bearing liabilities:
Transaction accounts	517,710	7,734	2.00	457,412	12,930	3.78
Time deposits	365,540	12,129	4.45	351,353	13,031	4.96
Borrowings	72,643	2,283	4.21	48,687	2,247	6.17

Total interest-bearing liabilities	955,893	22,146	3.11	857,452	28,208	4.40

Non-interest-bearing liabilities	158,455			143,291

Total liabilities	1,114,348			1,000,743
Shareholders’ equity	94,905			89,021

Total liabilities and shareholders’ equity	$1,209,253			$1,089,764

Net interest income		$30,679			$27,793

Interest rate spread			3.22%			3.07%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.69%			3.71%

Effect of Net Free Funds (earning assets funded by non interest bearing liabilities)			.47%			.64%

Average interest-earning assets to interest-bearing liabilities	116.57%			116.80%

(1)	Includes non-accrual loans.
(2)	Income presented on a tax equivalent basis using a 34.4% and 34.25% tax rate in 2008 and 2007, respectively. The tax equivalent adjustment was $411,000 and $251,000, in 2008 and 2007 respectively.

Table 4 below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

Table 4-Volume/Rate Analysis (in thousands)

	Three months ended September 30,2008 Compared to Three months ended September 30, 2007			Nine months ended September 30, 2008 Compared to Nine months ended September 30, 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income attributable to:
Loans receivable	$1,438	$(3,779)	$(2,341)	$5,833	$(8,367)	$(2,535)

Securities	1	(86)	(85)	643	(262)	381
Other interest-earning assets(1)	(360)	(107)	(466)	(411)	(612)	(1,023)

Total interest-earning assets	1,079	(3,972)	(2,892)	6,065	(9,241)	(3,177)

Interest expense attributable to:
Transactions accounts	148	(2,638)	(2,490)	1,533	(6,729)	(5,196)
Time deposits	(147)	(975)	(1,121)	512	(1,414)	(902)
Borrowings	258	(458)	(200)	895	(859)	36

Total interest-bearing liabilities	259	(4,071)	(3,811)	2,940	(9,002)	(6,062)

Increase (decrease) in net interest income	$820	$99	$919	$3,125	$(239)	$2,885

(1)	Includes federal funds sold and interest-bearing deposits in other financial institutions.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $3,175,000 for the nine months ended September 30, 2008, an increase of $2,125,000 compared to the $1,050,000 provision recorded during the same period in 2007. For the third quarter of 2008, the provision for loan losses was $775,000, an increase of $675,000 compared to the $100,000 provision for the third quarter of 2007. Contributing to this increase were higher levels of charge-offs and non-performing loans in the third quarter of 2008 versus the same period in 2007 and management’s concerns over the declining housing market and overall deteriorating economic conditions.

The allowance for loan losses was $9,464,000, (.95% of loans outstanding) at September 30, 2008 versus $8,505,000 (.90% of loans outstanding) at December 31, 2007 and $8,755,000 (.95% of loans outstanding) at September 30, 2007. Contributing to the increase in the allowance to loan ratio on a sequential basis from .93% of loans outstanding at June 30, 2008 to .95% at September 30, 2008 was higher specific reserves for impaired loans, which increased from $2,756,000 (.28% of loans outstanding) at June 30, 2008 to $3,212,000 (.32% of loans outstanding) at September 30, 2008.

Non-performing loans increased to $11,645,000 or 1.17% of total loans outstanding at September 30, 2008, compared to $9,047,000 or .95% at December 31, 2007, and also increased from the September 30, 2007 level of

$8,788,000 or .95% of then total loans outstanding. On a sequential basis non-performing loans decreased $590,000 from $12,235,000 or 1.24% of total loans outstanding at June 30, 2008. On September 30, 2008 non-performing loans included one restructured loan totaling $575,000. A restructured loan is a loan where a portion of interest or principal has been forgiven. Management expects this restructured loan to be a performing loan under the new terms. The majority of the non-performing loans are individual commercial loans, which are reviewed for impairment with specific reserves allocated to them. Net charge-offs, year to date 2008, were $2,216,000 or .30% on an annualized basis to average loans, compared to the $223,000 and .03% for the first nine months of 2007. The allowance for loan losses was .81% of non-performing loans on September 30, 2008 compared to 106% at the end of 2007 and 100% at September 30, 2007. Management’s evaluation of the inherent risk in the loan portfolio considers both historic losses and information about specific borrowers. Management believes the provision for loan losses is directionally consistent with the Bank’s change in credit quality, and is sufficient to absorb probable incurred losses in the loan portfolio.

Non-performing assets, which include non-performing loans and other real estate owned, totaled $15,318,000 at September 30, 2008 and $13,164,000 at December 31, 2007. This represents 1.26% of total assets at September 30, 2008 compared to 1.07% at December 31, 2007. Total non-performing assets as of September 30, 2008 increased from the level at September 30, 2007 when total non-performing assets were $13,063,000 or 1.14% of total assets. Management currently expects to sell the largest piece of other real estate owned property, a repossessed commercial office building, in the fourth quarter of 2008.

Table 5-Summary of Loan Loss Experience and Allowance for Loan Loss Analysis (in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Balance of allowance at beginning of period	$9,099	$8,664	$8,505	$6,918
Adjustment related to business combination				1,010
Recoveries of loans previously charged off:
Commercial loans	16	200	204	343
Consumer loans	59	28	193	64
Mortgage loans	2	0	2	23

Total recoveries	77	228	399	430

Loans charged off:
Commercial loans	(228)	(142)	(1,653)	(333)
Consumer loans	(221)	(95)	(854)	(289)
Mortgage loans	(38)	0	(108)	(31)

Total charge-offs	(487)	(237)	(2,615)	(653)

Net charge-offs	(410)	(9)	(2,216)	(223)
Provision for loan losses	775	100	3,175	1,050
Balance of allowance at end of period	$9,464	$8,755	$9,464	$8,755

Net charge-offs to average loans outstanding for period	.16%	.00%	.30%	.03%

Allowance at end of period to loans at end of period	.95%	.95%	.95%	.95%

Allowance to nonperforming loans at end of period	81.27%	99.62%	81.27%	99.62%

NON-INTEREST INCOME

Table 6-Major Components of non-interest income (in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Non-interest income:
Service charges and fees	$2,452	$2,117	$6,649	$6,086
Gain on sale of securities	0	0	0	0
Gains on sale of real estate loans	116	202	717	692
Trust Fee Income	284	265	859	797
Bankcard transaction revenue	502	408	1,435	1,189
Company owned life insurance earnings	196	189	603	560
Other	357	336	855	1,175

Total non-interest income	$3,907	$3,517	$11,118	$10,499

As illustrated in Table 6, total non-interest income increased $619,000 (6%) for the first nine months of 2008 from $10,499,000 at September 30, 2007 to $11,118,000 at September 30, 2008. For the third quarter of 2008 non-interest income increased $390,000 (11%) to $3,907,000 compared to $3,517,000 for the same period in 2007. Increases for the nine months ended September 30, 2008 included service charges and fees (up $563,000, 9%), bankcard transaction revenue (up $246,000, 21%), which were partially offset by lower other non-interest income (down $320,000, 27%). The increase in bankcard transaction revenue reflects consumers continued acceptance of electronic forms of payments and the resulting growth in usage of the Bank’s debit and credit card products. Contributing to the decrease in other non-interest income was $286,000 in losses on the sale of other real estate owned, which was $219,000 higher than 2007. While the increase in bankcard transaction revenue was consistent for the first three quarters of 2008, the majority of the losses on the sale of other real estate owned ($200,000) occurred in the second quarter of 2008.

NON-INTEREST EXPENSE

Table 7-Major Components of non-interest expense (in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Non-interest expense:
Salaries and benefits	$4,224	$4,119	$12,499	$12,236
Occupancy and equipment	1,191	1,158	3,586	3,339
Data processing	336	352	1,035	1,055
Advertising	263	240	594	663
Electronic banking	262	219	760	675
Outside servicing fees	369	298	1,015	867
State bank taxes	420	300	1,240	958
Other real estate owned	19	61	145	827
Amortization of intangible assets	296	347	981	738
FDIC insurance	195	28	571	80
Other	1,159	1,480	3,440	3,790

Total non-interest expense	$8,734	$8,602	$25,866	$25,228

As illustrated in Table 7, non-interest expense increased to $25,866,000 in the first nine months of 2008 and to $8,734,000 for the third quarter of 2008 from $25,228,000 and $8,602,000 in the same periods of 2007, an increase of $638,000 (3%) and $132,000 (2%), respectively. For the first nine months of 2008, increases in FDIC insurance (up $491,000, 614%) and the amortization of intangible assets (up $243,000, 33%) were offset with a reduction in expenses for other real estate owned (down $682,000, 82%) as compared to the same period in 2007. Additionally, salaries and benefits expense was impacted by a $408,000 (49%) reduction in accruals for the bonus and profit sharing plans for the first nine months of 2008. The increase in FDIC insurance cost was the result of the increased assessment rate which was offset by prior insurance premium credits in 2007. The higher amortization of intangible assets was the result of the First Bank acquisition. The other real owned expenses in 2007 were the result of certain improvements made to a repossessed commercial office building. While the FDIC insurance cost increased in all three quarters of 2008, the majority of the expense fluctuations in the amortization of intangible assets, other real estate owned expenses and the bonus and profit sharing accruals occurred in the first six months of 2008.

INCOME TAX EXPENSE

During the first nine months of 2008, income tax expense increased $78,000 (2%) from $3,717,000 in the first nine months of 2007 to $3,795,000 in the same period of 2008 as a result of higher earnings. For the third quarter of 2008 income tax expense increased $68,000 (4%) to $1,523,000 compared to $1,455,000 for the same period in 2007 as a result of higher earnings. The effective tax rate decreased slightly to 30.74% for the first nine months of 2008 compared to 31.60% for the same period in 2007. For the third quarter of 2008 the effective tax rate decreased to 30.82% compared to 32.36% for the same period of 2007. Contributing to the lower effective tax rate for the first nine months of 2008 and the third quarter was higher levels of tax-free income in 2008 as compared to 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Bank achieves liquidity by maintaining an appropriate balance between its sources and uses of funds to assure that sufficient funds are available to meet loan demands and deposit fluctuations. As indicated on the statement of cash flows, cash and cash equivalents have increased $5,783,000, from $38,876,000 at December 31, 2007 to $44,659,000 at September 30, 2008. This increase was the result of a reduction in short-term discount notes with a corresponding increase in federal funds sold from December 31, 2007 to September 30, 2008. This was the result of the Bank investing in short-term discount notes as an alternative to federal funds at December 31, 2007. In addition, the Bank has the ability to draw funds from the Federal Home Loan Bank and four of its correspondent banks to meet liquidity demands.

The Company’s total shareholders’ equity increased $4,234,000, from $93,485,000 at December 31, 2007 to $97,719,000 at September 30, 2008. In the first nine months of 2008, the Company paid a cash dividend of $.54 per share totaling $3,038,000.

On December 21, 2007, the Company’s Board of Directors approved a new share repurchase program. The repurchase program began January 1, 2008 and will expire on December 31, 2008. The repurchase program authorized the repurchase of up to 200,000 shares of the Company’s outstanding common shares in the over-the-counter market from time to time. Any repurchases will be funded, as needed, by dividends from the Bank, or from the Company’s revolving line of credit. The Company has repurchased a total of 80,300 shares through September 30, 2008.

The Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of the Bank and the Company’s line of credit. The Company needs liquidity to meet the financial obligations of its trust preferred securities, for the payment of dividends to shareholders, for the stock repurchase plan and for general operating expenses. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (“FDIC”) have legal requirements, which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. The FDIC prohibits the payment of any dividend by a bank that would constitute an unsafe or unsound practice. Compliance with the minimum capital requirements limits the amounts that the Company and the Bank can pay as dividends. At September 30, 2008, the Bank had capital in excess of the FDIC’s most restrictive minimum capital requirements in an amount over $10,215,000 from which dividends could be paid, subject to the FDIC’s general safety and soundness review and state banking regulations.

For purposes of determining a bank’s deposit insurance assessment, the FDIC has issued regulations that define a “well capitalized” bank as one with a leverage ratio of 5% or more and a total risk-based ratio of 10% or more. At September 30, 2008, the Bank’s leverage and total risk-based ratios were 8.25% and 10.88% respectively, which exceed the well-capitalized thresholds.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

On March 3, 2005, the Bank entered into an agreement with Northern Kentucky University whereby the University granted to the Bank the naming rights for the new Northern Kentucky University Arena constructed on the campus of the University for a term commencing immediately upon execution of the agreement and expiring twenty years after the opening of the Arena. In consideration therefore, the Bank will pay the lesser of 10% of the total construction cost of the Arena or $6,000,000, such sum to be paid in seven equal annual installments beginning after substantial completion and opening of the Arena. The cost of the naming rights will be amortized over the life of the contract commencing on the opening of the Arena, which took place in September 2008.

In the second quarter of 2007, the Bank and Thomas More College announced a naming rights agreement for the new athletic field being constructed on Thomas More’s campus. The Bank committed $1 million to the project, which will be named The Bank of Kentucky Field. The cost of the naming rights will be amortized over the twenty-five year life of the agreement commencing on the opening of the field, which took place in September 2008.

There have been no other significant changes to the Bank’s contractual obligations or off-balance sheet arrangements since December 31, 2007. For additional information regarding the Bank’s contractual obligations and off-balance sheet arrangements, refer to the Company’s Form 10-K for the year ending December 31, 2007.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

There has been no material change in market risk since December 31, 2007. For information regarding the Company’s market risk, refer to the Company’s Form 10-K for the year ending December 31, 2007. Market risk is discussed further under the heading “Net Interest Income” above.

REVOCABLE PROXY

THE BANK OF KENTUCKY FINANCIAL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

January     , 2009

The undersigned hereby appoints Barry G. Kienzle, Herbert H. Works and Robert W. Zapp, or any of them, with full powers of substitution and resubstitution, to act as proxy or proxies for the undersigned to vote all shares of common stock of The Bank of Kentucky Financial Corporation (“BKFC”) that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on January     , 2009, at         :00 [p.]m. Eastern Standard Time, at                             , and at any and all adjournments thereof (the “Special Meeting”), as directed on the reverse side of this card.

The Board of Directors recommends a vote “FOR” Proposal I: the amendments of BKFC’s Articles of Incorporation, and “FOR” Proposal II: granting management the authority to adjourn, postpone or continue the Special Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE OF THIS CARD, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE AMENDMENTS OF BKFC’S ARTICLES OF INCORPORATION AND FOR GRANTING MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING EXCEPT THAT NO PROXY THAT IS SPECIFICALLY MARKED AGAINST THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION WILL BE VOTED IN FAVOR OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUATION PROPOSAL, UNLESS IT IS SPECIFICALLY MARKED FOR THE DISCRETIONARY AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING TO A LATER DATE.

IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BKFC.

This Proxy shall be deemed terminated and of no further force and effect if the undersigned attends and votes in person at the Special Meeting or gives written notice of revocation or submits a later-dated proxy received by BKFC before the Special Meeting.

(PLEASE VOTE AND SIGN ON REVERSE SIDE.)

I.	AMENDMENTS TO SECTIONS 2 AND 9 OF BKFC’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 15,000,000 TO 15,100,000, DESIGNATE THE EXISTING CLASS OF STOCK AS COMMON STOCK, AUTHORIZE THE ISSUANCE OF UP TO 100,000 SHARES OF PREFERRED STOCK AND TO DELETE SECTION 9 IN ITS ENTIRETY IN RELATION THERETO:

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

II.	TO GRANT MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING:

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Special Meeting or any adjournment thereof.

Date ______________, 2009            NO. OF SHARES ____________________

Indicate changes below:

Address Change? ☐ Name Change? ☐

Signature(s) in Box

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one holder’s signature is required.